UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

The Providence Service Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE PROVIDENCE SERVICE CORPORATION
64 East Broadway Blvd.
Tucson, Arizona 85701
_________________

June [—], 2015

Dear Stockholder:

We are pleased to invite you to attend the 2015 Annual Meeting of Stockholders of The Providence Service Corporation (the “Company”) that will be held at The Providence Service Corporation, 64 East Broadway Blvd., Tucson, Arizona 85701, at 11:00 a.m. (local time) on [—], 2015. Details of the business to be conducted at the 2015 Annual Meeting are given in the Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders (the “Notice”) and in the Proxy Statement.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. Consequently, the majority of stockholders will not receive paper copies of our proxy materials. We will instead mail stockholders the Notice with instructions for accessing proxy materials and voting via the Internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient, while conserving resources.

Your vote is important and we encourage you to vote promptly. For record holders, whether or not you are able to attend the 2015 Annual Meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet, by phone, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

On behalf of the Board of Directors and management of The Providence Service Corporation, I extend our appreciation for your continued support.

_______________________________
Warren S. Rustand
Director and Chief Executive Officer

THE PROVIDENCE SERVICE CORPORATION
64 East Broadway Blvd.
Tucson, Arizona 85701
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD [—], 2015
_________________

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of The Providence Service Corporation (the “Company”) will be held at The Providence Service Corporation, 64 East Broadway Blvd., Tucson, Arizona 85701, at 11:00 a.m. (local time) on [—], 2015. The Annual Meeting is being held for the following purposes:

1. To elect one Class 3 director to serve for a three year term until the 2018 annual meeting of stockholders or until her successor has been duly elected and qualified, as more fully described in the accompanying Proxy Statement;

2. To hold a non-binding advisory vote on executive compensation;

3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company to serve for the 2015 fiscal year;

4. To approve a proposal to authorize, approve and ratify the issuance of convertible preferred stock to certain affiliates of our largest stockholder, Coliseum Capital Management, LLC, in accordance with NASDAQ Listing Rule 5635(b), as more fully described in the accompanying Proxy Statement; and

5. To transact such other business as may properly come before the Annual Meeting or any of its adjournments, postponements or reschedulings.

Only stockholders of record of the Company’s common stock, par value $0.001 per share, as shown by the transfer books of the Company, at the close of business on [—], 2015 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments, postponements or reschedulings thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose or by voting via the Internet or by telephone. Instructions on how to vote by the Internet or by telephone are included in the accompanying Proxy Statement and proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on [—], 2015. Under rules of the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The Proxy Statement, form of proxy card and our 2014 Annual Report to Stockholders (including the Annual Report on Form 10-K for the fiscal year ended December 31, 2014) are available at http://www.edocumentview.com/PRSC.

By Order of the Board of Directors

_______________________________
Warren S. Rustand
Director and Chief Executive Officer

June [—], 2015
Tucson, Arizona

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE,
DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE
AS PROMPTLY AS POSSIBLE OR VOTE ELECTRONICALLY VIA THE INTERNET OR BY
TELEPHONE. SEE “VOTING PROCEDURES” IN THE ACCOMPANYING PROXY
STATEMENT FOR FURTHER DETAILS. IF YOU DO ATTEND THE MEETING, YOU MAY, IF
YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Table of Contents

Page

PROXY SUMMARY	7

VOTING PROCEDURES	10

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14

PROPOSAL 1 – ELECTION OF DIRECTORS	17

CORPORATE GOVERNANCE	22

EXECUTIVE COMPENSATION	34

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	63

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	65

PROPOSAL 4 – NASDAQ STOCKHOLDER PROPOSAL	66

AUDIT COMMITTEE	69

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	70

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING	71

OTHER MATTERS	71

ADDITIONAL INFORMATION	71

HOUSEHOLDING	72

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

INFORMATION ABOUT OUR 2014 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:    [—], 2015 at 11:00 a.m. (local time)

Place: The Providence Service Corporation, 64 East Broadway Blvd., Tucson, Arizona 85701

Record Date:     [—], 2015

PROPOSALS

Proposal	Board Vote Recommendation	Page Number

1 – Election of Director	For Director Nominee	[•]

2 – Advisory Vote on Executive Compensation	For	[•]

3 – Ratification of Appointment of Independent Registered Public Accounting Firm	For	[•]

4 –NASDAQ Stockholder Proposal	For	[•]

OUR DIRECTOR NOMINEE (PAGE [•])

Name	Age	Director Since	Independent	AC	CC	NCGC	Other Current Public Boards

Kristi L. Meints	60	2003	Yes	C	M	M	0

AC	=	Audit Committee CC = Compensation Committee
NCGC	=	Nominating and Corporate Governance Committee
M	=	Member C = Chair N=Not a Member

OUR CORPORATE GOVERNANCE FACTS (Page [•])

Number of Independent Directors	3 (75%)

Board Committees Consist Entirely of Independent Directors	Yes

Separate Chair & Chief Executive Officer	Yes

Independent Chairman of the Board	Yes

Classified Board	Yes

Majority Voting for Directors in Uncontested Elections	Yes

Annual Advisory Approval of Named Executive Officer Compensation	Yes

All Directors Attended at least 75% of Meetings Held (see page [•])	Yes

Independent Directors Meet Regularly in Executive Session	Yes

Annual Board and Committee Self-Evaluations	Yes

Code of Business Conduct and Ethics	Yes

Policy Prohibiting Hedging and Pledging Stock	Yes

Stock Ownership Guidelines for Directors and Executive Officers	Yes

Rights Plan (Poison Pill)	No

OUR COMPENSATION PHILOSOPHY AND PRACTICES (PAGE [•])

We believe that compensation programs offered to executives should support the achievement of our financial goals and the creation of long-term stockholder value. Accordingly, our guiding compensation principles focus on:

●	attracting and retaining high-performance leaders;

●	aligning the interests of our executives with those of our stockholders;

●	linking a meaningful portion of executive compensation to our financial performance; and

●	awarding a significant portion of compensation based on at-risk opportunity while aligning compensation with factors that typically have an impact on stock price performance.

Our compensation program is designed to create a collegial atmosphere that encourages executives to cooperate toward the achievement of short-term and long-term goals that benefit us and stockholders, while at the same time rewarding each executive’s individual contribution to our success. To achieve this objective, the Compensation Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of an annual cash bonus, and long-term incentive compensation in the form of equity, including performance based awards that may be settled in stock or cash, as determined from time to time.

We believe it is appropriate that the Named Executive Officers’ overall compensation package be competitive with the level of compensation provided by peer companies with comparable executives. To achieve this objective, in prior years we established target salaries and incentive opportunities at competitive levels to our peers based on the best available market data for a peer group of companies, while establishing compensation opportunities for exceptional business performance at higher levels to motivate, reward and retain performers who significantly exceed our company and individual goals. From time to time we intend to reevaluate our peer company comparisons and in select years intend to refresh our peer company competitive compensation analysis. Additional factors the Compensation Committee takes into consideration in determining an executive’s compensation level include role, tenure, experience, skills and individual performance.

COMPENSATION COMPONENTS (Page [•])

Our executive officers’ core compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive compensation.

Core Component	Objective/Key Features

Base Salary

Base salaries are an important element of compensation and are used to provide a fixed amount of cash compensation during the fiscal year to our executive officers under their employment agreements as direct compensation for their regular services to us.  Please see page [•] for additional information.

Annual Incentive Compensation

Annual incentive compensation may be awarded to our executive officers in the form of cash bonuses. The purpose of such cash bonuses is to provide a direct financial incentive to the executives to achieve our company’s financial goals and their individual goals as measured by criteria and objectives set forth at the beginning of the year.  For 2014, our executive officers were eligible to receive cash awards based upon the achievement of pre-established performance targets.  Please see page [•] for additional information.

Equity-Based Compensation

Annual compensation may be awarded to our executive officers in the form of equity-based awards including time-vested restricted stock and performance-based restricted stock units that are measured based on our achievement of pre-defined performance criteria established by the Compensation Committee at the beginning of each fiscal year. The purpose of the equity awards includes: creating a strong incentive for our executive officers to achieve our long-term financial performance targets and strategic objectives, aligning executive officers interests with our stockholders’ interests, and creating an incentive for our executive officers to remain with the Company.

Accordingly, beginning in 2012, the Compensation Committee implemented a policy that requires, absent unusual circumstances such as new hires, promotions or acquisition activity, at least half of the equity-based compensation (based on the number of shares to be awarded annually) awarded to our executive officers be performance based and measured over a multi-year performance period. For 2014, a significant portion of each executive officer’s total compensation under our annual equity-based compensation program was allocated to incentive-based compensation in the following combination of equity vehicles: restricted stock (20% of the equity incentive award) and performance-based restricted stock units (80% of the equity incentive award). Restricted stock granted for fiscal year 2014 vests in three equal annual installments on the first, second and third anniversaries of the date of grant, subject to continued employment. Performance-based restricted stock units granted for fiscal year 2014 are settled in stock and are subject to the achievement of return on equity targets established by the Compensation Committee over a performance period of January 1, 2014 through December 31, 2016. Please see page [•] for additional information.

THE PROVIDENCE SERVICE CORPORATION
64 East Broadway Blvd.
Tucson, Arizona 85701

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, or the Board, of The Providence Service Corporation, a Delaware corporation, for use at the 2015 Annual Meeting of Stockholders of the Company, or the Annual Meeting, to be held at The Providence Service Corporation, 64 East Broadway Blvd., Tucson, Arizona 85701, at 11:00 a.m. (local time) on [—], 2015, and at any adjournments, postponements or reschedulings of the meeting, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders. Accompanying this Proxy Statement is the Board’s proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

As is the practice of many other companies, the Company is now providing proxy materials by a “notice and access” process through the Internet. Those stockholders who wish to receive paper proxy materials may request them. This Proxy Statement and accompanying proxy are first being mailed to Company stockholders who request paper proxy materials on or about [—], 2015.

Only stockholders of record, as shown on the transfer books of the Company, at the close of business on [—], 2015, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments, postponements or reschedulings thereof. On the Record Date, there were [—] shares of the Company’s common stock, par value $0.001 per share, or Common Stock, outstanding and 805,000 shares of the Company’s Series A convertible preferred stock, par value $0.001 per share, or Preferred Stock, outstanding, which, on an as-converted basis, represented 2,018,556 shares of Common Stock. The Common Stock and Preferred Stock are the only outstanding classes of capital stock of the Company with voting rights, and the Common Stock and the Preferred Stock vote together as a single class. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the Record Date. As of the Record Date, each share of outstanding Preferred Stock was convertible into approximately 2.51 shares of Common Stock.

Sending in a signed proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person since the proxy is revocable. All proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting or voted by internet or telephone, and which have not been revoked, will, unless otherwise directed by the stockholder, and other than with respect to broker non-votes, as discussed below, be voted in accordance with the recommendations of the Board set forth in this Proxy Statement. A stockholder may revoke his or her proxy at any time before it is voted by following the instructions under “Voting Procedures – Changing or Revoking Your Vote.”

The principal executive offices of the Company are located at 64 East Broadway Blvd., Tucson, Arizona 85701, and the telephone number of the Company is (520) 747-6600. References to the “Company”, “Providence”, “we”, “us” or “our” mean The Providence Service Corporation.

VOTING PROCEDURES

The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock (on an as-converted basis) will constitute a quorum for the transaction of business at the Annual Meeting. All shares of Common Stock and Preferred Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, will be counted in determining the presence of a quorum. Withheld votes, abstentions and broker non-votes (i.e., when a nominee holding shares of Common Stock or Preferred Stock cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum.

A holder of Common Stock is entitled to cast one vote for each share held of record on the Record Date on all matters to be considered at the Annual Meeting. A holder of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the Record Date, except as described below under “—Voting of Preferred Stock.”

Under our amended and restated bylaws, in an uncontested election, to be elected, a director nominee must receive a majority of the votes cast in the election of directors at the Annual Meeting. Approval of the NASDAQ Stockholder Proposal requires a majority of the votes cast be voted in favor of the proposal. Approval of any other proposal will require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and thus will have no effect on the election of a director or the NASDAQ Stockholder Proposal. Abstentions are considered present and entitled to vote on the other proposals and will have the same legal effect as votes against any such proposal. Broker non-votes are not considered entitled to vote and will not count as votes against any proposal at the Annual Meeting. Cumulative voting is not permitted.

If you hold your shares in “street name” (that is, if your stock is registered in the name of your broker, bank or other nominee), absent instructions from you, your broker may vote your shares on the ratification of the appointment of KPMG LLP, or KPMG, as the independent registered public accounting firm of the Company for the 2015 fiscal year, but may not vote your shares on the election of directors, the non-binding advisory vote on executive compensation, or the approval of the NASDAQ Stockholder Proposal. If you do not provide voting instructions on these items to your broker, your shares will count as broker-non votes with respect to these matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

In addition to voting in person by ballot at the Annual Meeting, if you are a registered stockholder (that is your stock is registered in your name), you may vote by mail, Internet or telephone.

Voting by Mail. To vote by mail, please sign, date and return to the Company as soon as possible the enclosed proxy card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet or by telephone as described below, you need not also mail a proxy to the Company.

Voting by Internet or Telephone. If you are a registered stockholder (that is, if your stock is registered in your name), you may also vote by Internet or telephone by following the instructions included with your proxy card. The deadline for registered stockholders to vote by the Internet or telephone is 11:59 p.m., Eastern Daylight Time, on [—], 2015. You are encouraged to vote electronically by Internet or telephone.

Set forth below is a summary of these two voting methods which registered stockholders may utilize to submit their votes.

Vote by Internet www.envisionreports.com/PRSC. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you log in. You will be prompted to enter your Control Number(s) which is located on your proxy card and then follow the directions given to obtain your records and create a voting instructions form.

Vote by Telephone 1-800-652-8683. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your Control Number(s) which is located on your proxy card and then follow the directions given.

If you vote by Internet or telephone, you do not need to return your proxy card. Please note that although there is no charge to you for voting by Internet or telephone, there may be costs associated therewith such as usage charges from Internet access providers and telephone companies. The Company does not cover these costs; they are solely your responsibility.

If your shares are held in street name, please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to vote by Internet or telephone.

Voting at the Meeting. You may vote in person at the Annual Meeting. If you want to vote by ballot at the Annual Meeting and you hold your shares in street name (that is, through a bank or broker), you must obtain a power of attorney or other proxy authority from that organization and bring it to the Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. Even if you plan to attend the meeting, you are encouraged to submit a proxy or vote by Internet or telephone to ensure that your vote is timely received and counted.

Changing or Revoking Your Vote. After voting, you may change your vote one or more times by completing and returning a new proxy to the Company, by voting again by Internet or telephone as described in this Proxy Statement, or by voting in person at the Annual Meeting. Only the last vote timely received by the Company will be counted. You may request a new proxy card from the Company’s Corporate Secretary at the address below. You may revoke a proxy before its exercise by filing written notice of revocation with the Company’s Corporate Secretary at 64 East Broadway Blvd., Tucson, Arizona 85701 before the Annual Meeting. In addition, if you are permitted to vote by Internet or telephone you may change your vote electronically by Internet or telephone by following the procedures described above. The last vote received chronologically will supersede any prior votes. The deadline for registered stockholders to change their vote by Internet or telephone is 11:59 p.m., Eastern Daylight Time, on [—], 2015.

Failure to Provide Voting Instructions. Other than with respect to broker non-votes, if you submit a signed proxy card or vote by Internet or telephone, but do not indicate how you want your shares voted, the persons named in the enclosed proxy card will vote your shares of Common Stock or Preferred Stock, as the case may be:

●	“FOR” the election of the nominee, Kristi L. Meints, as Class 3 director;

●	“FOR” the non-binding advisory vote on the executive compensation;

●	“FOR” the ratification of the appointment of KPMG as the independent registered public accounting firm of the Company to serve for the 2015 fiscal year;

●

“FOR” the proposal to authorize, approve and ratify the issuance of Preferred Stock to certain affiliates of our largest stockholder, Coliseum Capital Management, LLC, in accordance with NASDAQ Listing Rule 5635(b), as more fully described in this Proxy Statement; and

●

with respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of the Company.

Solicitation of Proxies. The entire cost of soliciting proxies, including the costs of preparing, assembling and mailing this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders, will be borne by the Company. In addition to solicitation by mail, officers, directors or employees of the Company may solicit proxies in person or by telephone, facsimile or similar means without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Common Stock or Preferred Stock who are brokers, dealers, banks or voting trustees, or their nominees, for sending proxy materials and the 2014 Annual Report to Stockholders to the beneficial owners of the shares they hold of record.

The Company is not presently aware of any matters that will be brought before the Annual Meeting, that are not reflected in the attached Notice of the Annual Meeting. If any such matters are brought before the Annual Meeting, the persons named in the enclosed proxy will act or vote in accordance with their best judgment.

Voting of Preferred Stock. As noted above, a holder of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the Record Date.

However, as more fully described in “Proposal 4—NASDAQ Stockholder Proposal,” the terms of the Preferred Stock were structured so that, prior to receipt of approval of the NASDAQ Stockholder Proposal, the Preferred Stock beneficially owned by certain affiliates of our largest stockholder, Coliseum Capital Management, LLC (the “Investors”), and any of their affiliates, would not cause a change of control under the NASDAQ Listing Rules.

In particular, the Preferred Stock that is owned by the Investors and their affiliates:

(1)     may only be voted to the extent that the aggregate voting power of all of the our voting stock beneficially owned by the Investors does not exceed 19.99% of the aggregate voting power of all of our voting stock outstanding on the applicable record date for such vote, and

(2)     may not be voted in connection with the NASDAQ Stockholder Proposal.

The restrictions above will be lifted only if the NASDAQ Stockholder Proposal is approved.

Therefore, the Investors and their affiliates may only vote their Preferred Stock with respect to (1) the election of the Class 3 director, (2) the non-binding advisory vote on executive compensation and (3) the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company to serve for the 2015 fiscal year to the extent that the aggregate voting power of all of our voting stock beneficially owned by the Investors does not exceed 19.99% of the aggregate voting power of all of our voting stock outstanding on the applicable record date for such vote. In addition, the Investors may not vote their Preferred Stock with respect to the NASDAQ Stockholder Proposal.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of Providence’s Common Stock and Preferred Stock by each stockholder known by us to own beneficially more than five percent of our outstanding voting power of Common Stock and Preferred Stock. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to the shares.

Name and Address	No. of Shares of Common Stock Beneficially Owned (1)	No. of Shares of Preferred Stock Beneficially Owned (1)	Percent of Total Voting Power (1)
Coliseum Capital Management, LLC Adam Gray Christopher Shackelton (2)	2,222,301	765,916	[—]%

FMR LLC (3)	1,463,085	—	[—]%

BlackRock, Inc. (4)	1,147,742	—	[—]%

Ameriprise Financial, Inc. Columbia Management Investment Advisors, LLC (5)	942,802	—	[—]%

Renaissance Technologies LLC (6)	931,700	—	[—]%

__________________

(1)

The securities “beneficially owned” by each stockholder are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities to which the stockholder has or shares voting or investment power or has the right to acquire within 60 days of the record date. Beneficial ownership may be disclaimed as to certain of the securities. As of the Record Date there were [—] shares of the Common Stock outstanding and 805,000 shares of Preferred Stock outstanding, which on an as-converted basis, represents 2,018,556 shares of Common Stock. The Common Stock and Preferred Stock are the only outstanding classes of capital stock of the Company with voting rights, and the Common Stock and the Preferred Stock vote together as a single class. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the Record Date. As of the Record Date, each share of outstanding Preferred Stock was convertible into approximately 2.51 shares of Common Stock.

(2)

This information is based on ownership information reported in the Schedule 13D/A filed on March 17, 2015 with the SEC by Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Adam Gray, Christopher Shackelton (Metro Center, 1 Station Place, 7th Floor South, Stamford, CT 06902) and Blackwell Partners, LLC (c/o DUMAC, LLC, 280 S. Mangum Street, Suite 210, Durham, NC 27701). Based on information available in the Schedule 13D/A, the shares are held by (a) Coliseum Capital Partners, L.P. and Coliseum Capital Partners II, L.P., investment limited partnerships for which Coliseum Capital, LLC, a Delaware limited liability company, or CC, is general partner and for which Coliseum Capital Management, LLC, a Delaware limited liability company, or CCM, serves as investment adviser, and (b) Blackwell Partners, LLC, or Blackwell, a separate account investment advisory client of CCM. Christopher Shackelton and Adam Gray manage CCM and CC. Each of Christopher Shackelton, Adam Gray, Blackwell, CCP, CC and CCM disclaim beneficial ownership of these securities except to the extent of each person's own pecuniary interest therein. There are limitations on how CCP, CC and CCM may vote their shares of Preferred Stock, as more fully described under “Voting Procedures— Voting of Preferred Stock.”

(3)	This information is based on the Schedule 13G filed by FMR LLC (245 Summer Street, Boston, Massachusetts 02210) with the SEC on February 13, 2015.

(4)	This information is based on the Schedule 13G/A filed by BlackRock, Inc. (40 East 52nd Street, New York, NY 10022) with the SEC on February 2, 2015.

(5)

Ameriprise Financial, Inc. (145 Ameriprise Financial Center, Minneapolis, MN 55474), or AFI, is the parent company of Columbia Management Investment Advisors, LLC, or CMIA, (225 Franklin St., Boston, MA 02110). AFI may be deemed to beneficially own the shares reported by CMIA. The shares reported by AFI include those shares separately reported by CMIA. Each of AFI and CMIA disclaims beneficial ownership of all shares of Common Stock reported. This information is based on the Schedule 13G/A filed with the SEC on February 17, 2015.

(6)

This information is based on the Schedule 13G/A filed by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation (800 Third Avenue, New York, New York 10022) with the SEC on February 12, 2015.

Management and Directors Only

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of Providence’s Common Stock and Preferred Stock by (a) all of Providence’s directors and nominees for director, (b) all of Providence’s executive officers named in the “Summary Compensation Table” which follows, who were named executive officers on the Record Date and (c) all of Providence’s directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to his/her shares:

Name	No. of shares of Common Stock Beneficially Owned (1)	No. of Shares of Preferred Stock Beneficially Owned (1)	Percent of Total Voting Power of (1)

Michael Fidgeon (2)	[—]	—	*

Michael-Bryant Hicks	[—]	—	*

Richard A. Kerley (3)	[—]	—	*

James M. Lindstrom	[—]	—	*

Kristi L. Meints (4)	[—]	[—]	*

Warren S. Rustand (5)	[—]	—	*

Herman M. Schwarz (6)	[—]	—	*

Christopher S. Shackelton (7)	[—]	[—]	[—]

All directors and executive officers as a group (12 persons)(8)	[—]	[—]	[—]

_______________

*	Less than 1%

(1)

The securities “beneficially owned” by an individual are determined as of the Record Date in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities to which the individual has or shares voting or investment power or has the right to acquire within 60 days after the Record Date. Beneficial ownership may be disclaimed as to certain of the securities. As of the Record Date there were 16,037,711 shares of the Common Stock outstanding and 805,000 shares of Preferred Stock outstanding, which on an as-converted basis, represents 2,018,556 shares of Common Stock. The Common Stock and Preferred Stock are the only outstanding classes of capital stock of the Company with voting rights, and the Common Stock and the Preferred Stock vote together as a single class. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the Record Date. As of the Record Date, each share of outstanding Preferred Stock was convertible into approximately 2.51 shares of Common Stock.

(2)	Includes [—] shares of Common Stock held by Mr. Fidgeon issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(3)	Includes [—] shares of Common Stock held by Mr. Kerley and [—] shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(4)	Includes [—] shares of Common Stock held by Ms. Meints and [—] shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(5)	Includes [—] shares of Common Stock held by Mr. Rustand and [—] shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(6)	Includes [—] shares of Common Stock held by Mr. Schwarz and [—] shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(7)

Includes shares of Common Stock and Preferred Stock held by Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P. and Blackwell Partners, LLC (for additional information see footnote 2 to the Principal Stockholders table above). Mr. Shackelton disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. There are limitations on the voting of these shares of Preferred Stock, as more fully described under “Voting Procedures— Voting of Preferred Stock.”

(8)	Includes [—] shares of Common Stock and [—] shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s second amended and restated certificate of incorporation provides that the number of directors be between four and eleven as determined by the Board. The Board is divided into three classes approximately equal in size, serving staggered three year terms. Each class must be as nearly equal in size as possible. At each annual meeting of stockholders the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Under the Company’s amended and restated bylaws in an uncontested election, to be elected, a director nominee must receive a majority of the votes cast. In an uncontested election, the incumbent director nominee must submit an irrevocable resignation that is subject to (i) that director receiving less than a majority of the votes cast in the uncontested election, and (ii) acceptance of the resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event an incumbent director does not receive a majority of the votes cast in an uncontested election, the Nominating and Governance Committee will make a recommendation to the full Board as to whether to accept or reject the resignation or whether other action should be taken. The full Board is required to act on the Nominating and Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote. If any incumbent director does not receive a majority of the votes cast, the Board will publicly disclose its decision regarding accepting or not accepting a resignation within four business days of reaching its decision.

The Board proposes the election of Kristi L. Meints as a Class 3 director. The director nominee was nominated by the Company’s Nominating and Governance Committee, which nomination was confirmed by the Board. The nominee has consented to serving as a nominee for election to the Board, to being named in the Proxy Statement and to serving as a member of the Board if elected by the Company’s stockholders. Information regarding the nominee is set forth below.

The Board of Directors has no reason to believe that the Board’s nominee is unable to serve or will not serve if elected. If for any reason the nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Governance Committee of our Board of Directors may designate a substitute nominee, in which event the shares represented by proxies returned to us will be voted for such substitute nominee. If the Nominating and Governance Committee designates a substitute nominee, we will file an amended proxy statement that, as applicable, identifies the substitute nominee, discloses that such nominee has consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominee required by the applicable rules promulgated by the SEC.

If elected, Ms. Meints is expected to serve until the 2018 annual meeting of stockholders or her successor is duly elected and qualified. Ms. Meints is presently a director of the Company.

Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy for the election of the listed nominee or, in the event of death, disqualification, refusal or inability of the nominee to serve, for the election of such other person as the Board may recommend in the place of such nominee to fill the vacancy.

The Board unanimously recommends that the stockholders vote “FOR” election of Ms. Meints as a director of the Company for the ensuing term.

The following table sets forth certain information with respect to the current directors and the director nominee as of the Record Date.

Name	Age	Class	Term Expires

Richard A. Kerley (1)(2)(3)	65	1	2016

Kristi L. Meints (1)(2)(3)(4)	60	3	2015

Name	Age	Class	Term Expires

Warren S. Rustand	72	2	2017

Christopher Shackelton (1)(2)(3)(5)	35	1	2016

_______________

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee

(4)	Director Nominee

(5)	Chairman

The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Nominating and Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future needs. The Board also believes that all directors must possess a considerable amount of business management and social services related experience. The Nominating and Governance Committee considers, among other things, a candidate’s board experience, education, whether they are independent under applicable NASDAQ listing standards and the SEC rules, financial expertise, integrity, financial integrity, ability to make independent and analytical inquiries, understanding of the Company’s business environment, experience in the social services industry and knowledge about the issues affecting the social services industry, and willingness to devote adequate time to Board and committee duties when considering director candidates. The Nominating and Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The process undertaken by the Nominating and Governance Committee in selecting qualified director candidates is described below under “Corporate Governance – Director Nomination Process - Director Nominee Selection Process”. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in each director’s biography.

Director Nominee

Kristi L. Meints has served as our director and chairperson of the Audit Committee since August 2003. Ms. Meints also serves on our Compensation and Nominating and Governance Committees. From January 2005 to December 2009 when she retired, and from August 1999 until September 2003, Ms. Meints served as Vice President and Chief Financial Officer of Chicago Systems Group, Inc. (now known as CSG Government Solutions, Inc.), a technology consulting firm based in Chicago, Illinois. Prior to joining Chicago Systems Group, Inc., Ms. Meints served as a Chief Financial Officer of Peter Rabbit Farms, a vegetable farming business in Southern California. From January 1998 until August 1999, she was an independent financial consultant serving as Chief Financial Officer for Cordon Corporation, a start-up services company. Ms. Meints was group finance director for Avery Dennison Corporation, a New York Stock Exchange listed company that is a multi-national manufacturer of consumer and industrial products, from March 1996 until December 1997. From February 1977 until June 1995, she held a variety of financial positions at SmithKline Beecham Corporation, including as director of finance, worldwide manufacturing animal health products; and as manager of accounting and budgets for Norden Laboratories, Inc., one of its wholly owned subsidiaries. She received a bachelor’s degree in accounting from Wayne State College in 1975 and a master’s degree in business administration from the University of Nebraska in 1984.

Ms. Meints’ strong financial and operational background, including her experience as Chief Financial Officer of Chicago Systems Group, Inc. and Peter Rabbit Farms and senior finance positions at Avery Dennison Corporation and SmithKline Beecham Corporation, provides financial expertise to the Board, including an understanding of financial statements, budgeting, operational and corporate finance and accounting.

Directors

Richard A. Kerley has served as our director since May 2010 and chairperson of the Compensation Committee since March 2011. Mr. Kerley also serves on our Audit and Nominating and Governance Committees. Mr. Kerley served as the Senior Vice President and Chief Financial Officer and member of the board of directors of Peter Piper, Inc., a privately-held pizza and entertainment restaurant chain from November 2008 to December 2014. From July 2005 to October 2008, Mr. Kerley served as the Chief Financial Officer of Fender Musical Instruments Corporation. From June 1981 to July 2005, Mr. Kerley was an audit partner with Deloitte & Touche LLP. Prior to becoming a partner at Deloitte & Touche, Mr. Kerley served as an audit manager and staff accountant from August 1971 to June 1981. He received a bachelor of business administration degree in accounting from Marshall University in 1971.

Mr. Kerley is a senior financial executive with experience in a variety of operational issues, financial budgeting, planning and analysis, capital investment decisions, mergers and acquisitions, operational and financial controls, internal and external reporting, financings and public offerings and filings with the SEC. Mr. Kerley’s strong financial background provides the Board with financial expertise, including an understanding of financial statements, finance, capital investing strategies and accounting.

Warren S. Rustand has served as our Chief Executive Officer since May 2013 and as our director since May 2005. He served as our lead director from January 2007 to November 2012. On November 19, 2012, Mr. Rustand was appointed by the Board to serve as Interim Chief Executive Officer. As part of the changes in management and Board composition, Mr. Rustand stepped down as Lead Director on that day. Since January 2004, Mr. Rustand has served as managing director of SC Capital Partners LLC, an investment banking group which includes: corporate advisory services, a private equity fund, capital sourcing, with a focus on the microcap market. Since January 2001, he has served as the Chief Executive Officer of Summit Capital Consulting, a firm which specializes in the development of small to midsize companies by sourcing, and structuring financial, and human capital resources for the organization. Mr. Rustand was chairman and Chief Executive Officer of Rural/Metro Corporation, an emergency healthcare company, from 1993 to 1998. In addition, in 1973, he was selected as a White House Fellow. During his fellowship, he served in various positions such as special assistant to the Secretary of Commerce and special assistant to the Vice President. In addition, from 1974 to 1976, he served as the Appointments Secretary to the President. During the past five years, Mr. Rustand has held directorships at WPO Foundation, L3, and TLC Vision Corporation. He received his bachelor’s degree and master’s degree from the University of Arizona in 1965 and 1972, respectively.

Mr. Rustand’s positions as a member of the board of directors for many public, private and not-for-profit organizations, managing director of SC Capital Partners LLC, Chief Executive Officer of Summit Capital and tenure as a senior executive at other organizations has enabled him to provide the Board with valuable business, leadership and management perspectives and business acumen. Mr. Rustand also brings financial expertise to the Board, including his prior service as chairman of the audit committee of other public companies.

Christopher S. Shackelton was appointed Chairman in November 2012, and has served as a director and member of the Audit, Compensation and Nominating and Governance Committees since July 2012. Mr. Shackelton is a Managing Partner at Coliseum Capital Management, LLC, an investment firm which he co-founded in January 2006. Previously, Mr. Shackelton worked at Watershed Asset Management and Morgan Stanley & Co. Mr. Shackelton also serves on the boards of LHC Group Inc., a nursing care company, BioScrip Inc., an infusion services company and Advanced Emissions Solutions Inc., a clean energy technology company. Mr. Shackelton was previously Chairman of Rural/Metro Corp, an emergency ambulance company, and served on the board of Interstate Hotels Inc., a global hotel management company. Mr. Shackelton is actively involved in multiple charitable organizations, including as Chairman of The Connecticut Open. Mr. Shackelton received a bachelor’s degree in Economics from Yale College in 2001.

Mr. Shackelton’s experience creating shareholder value for a wide range of companies provides the Board with valuable business leadership and strategic focus. Mr. Shackelton brings financial, investing and accounting experience from other public company boards on which he led mergers and acquisitions, financings, restructurings and other initiatives. Furthermore, Mr. Shackelton’s in-depth knowledge of the healthcare industry is particularly beneficial to the Board.

Non-director Executive Officers

The following is a brief summary of the background of each executive officer who is not a director as of the Record Date:

Walt Cooper, 51, has served as the Chief Executive Officer of Community Care Health Network, Inc. (d/b/a Matrix Medical Network) (“Matrix”), since our acquisition of Matrix in October 2014. Before his appointment as Chief Executive Officer, Mr. Cooper served as Chief Operating Officer and as Senior Vice President of Strategy and Corporate Development for Matrix since December 2013. Before joining Matrix, Mr. Cooper had served as Chief Administrative Officer, Chief Marketing Officer and President of Specialty Business of WellCare Health Plans.

Michael Fidgeon, 49, was appointed to serve as Chief Executive Officer of our Human Services segment in January 2015. Prior to this appointment, he served as Chief Operating Officer of our Human Services segment since January 2013, and was designated an executive officer by the Board of Directors in March 2014. Mr. Fidgeon began his career with the Company in 1997 after the Company acquired Family Preservation Services. Mr. Fidgeon was the first Eastern Division employee hired by the Company with a vision of developing services from Florida to Maine, and has served as Virginia State Director and Chief Operating Officer and President of the East Region prior to being appointed the Chief Operating Officer of our Human Services segment. Prior to his employment at the Company, Mr. Fidgeon worked in human services for multiple organizations. Mr. Fidgeon received a bachelor’s degree in psychology from Duke University.

Michael-Bryant Hicks, 40, was appointed to serve as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer on January 6, 2014. Mr. Hicks has significant corporate and regulatory experience in the healthcare industry. He was an Assistant General Counsel in the law department of DaVita HealthCare Partners Inc. (“DaVita”) in Denver, Colorado. Prior to DaVita, Mr. Hicks was Associate General Counsel for Beckman Coulter Inc., a biomedical laboratory instrument company, where he managed the legal function for the company's Asia and Latin America operations and provided legal counsel for domestic mergers and acquisitions and regulatory matters. Mr. Hicks began his career working as a corporate lawyer for two large law firms, Vinson and Elkins and Mayer Brown, Rowe & Maw. Additionally, Mr. Hicks received his law degree from Yale Law School and his bachelor's degree from the University of North Carolina at Chapel Hill.

James Lindstrom, 42, was appointed to serve as our Executive Vice President and Chief Financial Officer, effective as of January 26, 2015. Before his appointment, Mr. Lindstrom served as Chairman of the Board, President and Chief Executive Officer of Integrated Electrical Services, Inc., or IES, a provider of industrial products and infrastructure services. He had also served as President and CEO of IES since October 2011 and previously served as Interim President and Chief Executive Officer of IES since June 2011, and as a member of the Board of Directors of IES since May 2010 and Chairman of the Board since February 2011. Over a 20 year-career, Mr. Lindstrom has led or invested in major turnarounds and companies experiencing strategic transformations in a variety of industries, including the financial services, energy, business services and manufacturing industries. Prior to joining IES, Mr. Lindstrom was employed by Tontine Associates, LLC, a private investment fund and an affiliate of IES's majority stockholder, from 2006 until October 2011. From 2003 to 2006, Mr. Lindstrom was Chief Financial Officer of Centrue Financial Corporation, a regional financial services company and had prior experience in private equity, investment banking and operations and has served on multiple private and public boards of directors. He received his BA from Colby College and his MBA from the Tuck School of Business at Dartmouth.

Jeff Perry, 59, has served as our Chief Information Officer since February 2013. Prior to joining Providence, Mr. Perry was a principal with JDP Consulting, an information technology consulting firm, from October 2012 to February 2013. Prior to that, Mr. Perry served as the Chief Information Officer of Rural/Metro Corporation, an emergency services provider, from July 2007 to October 2012.

Jack Sawyer, 37, has served as Chief Executive Officer and Director of Ingeus UK Limited (“Ingeus”) since January 2015. Prior to his appointment, he served as Chief Operating Officer of Ingeus UK since November 2012, and as Regional Director with Ingeus UK since September 2009. Mr. Sawyer serves as a director for multiple private companies, including Ingeus Training Limited.

Herman M. Schwarz, 52, was appointed to serve as Chief Executive Officer of our non-emergency transportation management services business (comprising Charter LCI Corporation, including its subsidiaries (collectively “LogistiCare”)) on May 20, 2009. Mr. Schwarz has nearly 25 years of experience and proven skills in strategy development, operations management, financial management, mergers and acquisitions activity, and sales and marketing leadership. From January 2007 to May 2009, Mr. Schwarz served as Chief Operating Officer of LogistiCare responsible for its day-to-day operations including call center operations, client relationships, subcontractor management, service delivery and quality assurance. Mr. Schwarz currently serves as a director for Redflex Holdings Limited, a publicly traded, Australia-based provider of vehicle monitoring and enforcement services for government, police and traffic departments globally. Mr. Schwarz also serves on the Advisory Board for the Southeastern Division of the National Kidney Foundation. Mr. Schwarz received a master’s degree in business administration from the Wharton School of Business at the University of Pennsylvania and a bachelor’s degree in commerce from the University of Virginia.

Justina Uzzell, 36, was appointed to serve as Senior Vice President and Chief People Officer, effective March 9, 2014. Ms. Uzzell’s prior experience was at Banner Health where she spent almost 15 years providing various levels of human resources leadership, including her most recent position as Chief Human Resource Officer. Prior to that, Ms. Uzzell was accountable for all of the human resources functions and business operations at two of Banner Health’s hospitals. Ms. Uzzell holds a B.B.A. in business management from the University of Phoenix and her MBA from Grand Canyon University. She is a member of the American College of Healthcare Executives, Society of Human Resource Management and American Society for Healthcare Human Resources Association. She holds the credential of Senior Human Resources Professional (SPHR) from The Society of Human Resources.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

As part of the changes in management and Board composition on November 19, 2012, the Board reviewed its leadership structure and determined to separate the roles of Chief Executive Officer and Chairman of the Board between two individuals. The Board believes this leadership structure is appropriate because it strengthens the Board’s independence and enables the Chief Executive Officer to focus on the management of our business.

Independence of the Board

The Board believes that independence depends not only on our director’s individual relationships, but also on the Board’s overall attitude. Providing objective, independent judgment is at the core of the Board’s oversight function. Under our corporate governance guidelines, the Board, with the assistance of legal counsel and the Nominating and Governance Committee of the Board, uses the current standards for “independence” established by The Nasdaq Stock Market LLC, referred to in the remainder of this proxy statement as “NASDAQ”, to evaluate any material relationship a director may have with Providence to determine director independence. A director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with Providence or any subsidiary in the consolidated group other than as a director of another board of directors of one of our consolidated subsidiaries. Any relationship that falls below a threshold set forth by the standards for “independence” established by NASDAQ and our corporate governance guidelines, or is not required to be disclosed under Item 404(a) of SEC Regulation S-K, is automatically deemed to be an immaterial relationship. Our Board has affirmatively determined that Messrs. Kerley and Shackelton and Ms. Meints are independent.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through attendance at committee meetings or committee reports about such risks. In addition, members of senior management regularly provide reports to the Board about their respective areas of responsibility and any risks thereof. These reports include actions taken by senior management to monitor and control such risks.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed the components of our compensation program, risk inherent in the compensation program and factors to control or mitigate these risks. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks based on the following:

●	The compensation program is designed to provide an appropriately balanced mix of cash and equity;

●	The maximum payout levels for bonuses and equity-based compensation are capped by the Compensation Committee;

●	The Compensation Committee has downward discretion over incentive cash and equity-based compensation payouts; and

●	The compensation program is designed to appropriately balance fixed (base salary) and variable compensation (cash incentives and equity-based awards).

Furthermore, compensation decisions include subjective considerations, which restrain the influence of objective factors on excessive risk taking.

Communication with the Board

Stockholders may communicate with the Board, including the non-management directors, by sending a letter to an individual director or to Providence’s Board, c/o Michael-Bryant Hicks, General Counsel, The Providence Service Corporation, 64 East Broadway Blvd., Tucson, Arizona 85701. In the letter, the stockholder must identify him or herself as a stockholder of Providence. The General Counsel may require reasonable evidence that the communication is being made by or on behalf of a stockholder before the communication is transmitted to the individual director or to Providence’s Board.

Meetings of the Board of Directors and Committees

During fiscal 2014, the Board held 12 meetings, the Audit Committee held nine meetings, the Compensation Committee held 10 meetings and the Nominating and Governance Committee held six meetings. During fiscal 2014, none of the directors attended less than 75% of all of the meetings of the Board held during the period for which he or she was a director or less than 75% of the meetings of each committee of the Board held during the period in which he or she served on such committee.

Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2014. Additionally, the independent members of the Board met in executive session regularly without the presence of management.

The Board has an internal policy that all of the directors should attend the annual meeting of stockholders, absent exceptional cause. All directors attended the 2014 annual meeting of stockholders.

Committees of the Board of Directors

The Board has three separately-designated standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each as described below:

Audit Committee. The Audit Committee is currently composed of Ms. Meints (Chairperson) and Messrs. Kerley and Shackelton. The Audit Committee is directly responsible for:

●	appointing, overseeing and compensating the work of the outside auditor;

●	reviewing Providence’s quarterly financial statements and earnings releases;

●	pre-approving all auditing services and permissible non-audit services provided by Providence’s outside auditor;

●

engaging in a dialogue with the outside auditor regarding relationships which may impact the independence of the outside auditor and being responsible for oversight of the independence of the outside auditor;

●	reviewing and approving the report of the Audit Committee to be filed with the SEC;

●	reviewing with the outside auditor the adequacy and effectiveness of the internal controls over financial reporting;

●	establishing procedures for the submission of complaints, including the submission by the Company’s employees of anonymous concerns regarding questionable accounting or auditing matters;

●

reviewing with Providence’s Chief Executive Officer and Chief Financial Officer any significant deficiencies in the design or operation of our internal controls and any fraud, whether or not material, that involves our management or other employees who have a significant role in Providence’s internal controls;

●

reviewing and approving all transactions between Providence and any Related Person that are required to be disclosed under Item 404 of SEC Regulation S-K, or Item 404. The terms “Related Person” and “transaction” have the meanings given to such terms in Item 404, as it may be amended from time to time; and

●	reviewing and assessing annually the adequacy of the Audit Committee Charter.

The Board has determined that each member of the Audit Committee is independent as defined by the applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Mr. Shackelton is a Managing Partner of Coliseum Capital Management, LLC, which owns approximately [—]% of the Company’s outstanding Common Stock and approximately [—]% of the Company’s outstanding Preferred Stock. In accordance with the independence requirements for Audit Committee service set forth by the applicable NASDAQ standards and Rule 10A-3, the Board considered this ownership in assessing Mr. Shackelton’s independence and concluded that it did not render Mr. Shackelton an affiliated person of the Company and, therefore, that he met the independence standard for Audit Committee service. The Board has also determined that Ms. Meints, Mr. Kerley and Mr. Shackelton are each an “audit committee financial expert” as defined under Item 407 of SEC Regulation S-K.

Compensation Committee. The Compensation Committee currently consists of Messrs. Kerley (Chairperson) and Shackelton and Ms. Meints. The Compensation Committee is directly responsible for:

●	reviewing and determining annually the compensation of Providence’s Chief Executive Officer and other executive officers;

●

preparing an annual report on executive compensation for inclusion in Providence’s annual proxy statement for each annual meeting of stockholders in accordance with applicable SEC rules and regulations;

●

reviewing and discussing with Providence’s management the Compensation Discussion and Analysis required by Item 402 of SEC Regulation S-K. Based on such review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis be included in Providence’s annual report or proxy statement for the annual meeting of stockholders;

●	approving the form of employment contracts, severance arrangements, change in control provisions and other compensatory arrangements with executive officers;

●	approving compensation programs and grants involving the use of Common Stock and other equity securities; and

●	reviewing and assessing annually, the Compensation Committee’s performance and the adequacy of the Compensation Committee Charter.

In addition, the Compensation Committee administers The Providence Service Corporation 2006 Long-Term Incentive Plan.

As provided in its charter, the Compensation Committee may, in its discretion, form and delegate all or a portion of its authority, duties and responsibilities to one or more subcommittees of the Compensation Committee. To date, the Compensation Committee has not delegated its responsibilities. Our Chief Executive Officer, makes recommendations to the Compensation Committee with respect to the compensation of executive officers, other than himself, but does not participate in the final deliberations of the Compensation Committee. The Compensation Committee has the authority to retain independent counsel or other advisors and has, in the past, retained compensation consultants and outside counsel to assist it. In 2014, the Compensation Committee did not engage a compensation consultant.

The Board has determined that each member of the Compensation Committee is independent as defined in applicable NASDAQ listing standards.

Nominating and Governance Committee. The Nominating and Governance Committee currently consists of Messrs. Shackelton (Chairperson) and Kerley and Ms. Meints. The Nominating and Governance Committee is responsible for, among other things:

●	selecting the slate of nominees of directors to be proposed for election by the stockholders and recommending to the Board individuals to be considered by the Board to fill vacancies;

●	developing and implementing policies regarding corporate governance matters and recommending any desirable changes to such policies to the Board;

●	establishing criteria for selecting new directors;

●	reviewing and assessing annually the performance of the Nominating and Governance Committee and the adequacy of the Nominating and Governance Committee Charter; and

●	reviewing and assessing annually the performance of the Board and the Company’s Chief Executive Officer.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined in applicable NASDAQ listing standards.

The Audit, Compensation and Nominating and Governance Committees are each governed by a written charter approved by the Board. A copy of each committee’s charter is available on our website at www.provcorp.com under “Investor Information.” Providence intends to disclose any amendments to these charters required by the SEC or listing standards of NASDAQ at the same location on our website.

Director Nomination Process

Director Qualifications

Nominees for director will be selected on the basis of outstanding achievement in their careers and other factors including: board experience; education; whether they are independent under applicable NASDAQ listing standards and the SEC rules; financial expertise; integrity; financial integrity; ability to make independent, analytical inquiries; understanding of the business environment; experience in the healthcare and social services industry and knowledge about the issues affecting the healthcare and social services industry; and willingness to devote adequate time to Board and committee duties. The proposed nominee should also be free of conflicts of interest that could prevent such nominee from acting in the best interest of Providence and our stockholders. Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand Providence’s financial statements.

Director Nominee Selection Process

In the case of an incumbent director whose term of office is set to expire at the next annual meeting of stockholders, the Nominating and Governance Committee reviews such director’s service to Providence during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves. To become a nominee, an incumbent director must also submit an irrevocable resignation to the Board that is contingent upon (a) that director receiving less than a majority of the votes cast in the uncontested election, and (b) acceptance of that resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. The incumbent director must also complete and submit a questionnaire with respect to his/her background and execute a written representation and agreement, or the Director/Prospective Director Agreement.

The Director/Prospective Director Agreement requires directors and nominees to disclose certain types of voting commitments and compensation arrangements and represent that the director or nominee, if elected, would be in compliance with all applicable corporate governance, conflicts of interest, confidentiality, securities ownership and stock trading policies and guidelines of the Company, and also provides for the immediate resignation of a director if such person is found by a court of competent jurisdiction to have breached the Director/Prospective Director Agreement in any material respect.

In the case of a new director candidate, the selection process for director candidates includes the following steps:

●	identification of director candidates by the Nominating and Governance Committee based upon suggestions from current directors and executives and recommendations received from stockholders;

●	possible engagement of a director search firm;

●	interviews of candidates by the Nominating and Governance Committee;

●	reports to the Board by the Nominating and Governance Committee on the selection process;

●	recommendations by the Nominating and Governance Committee; and

●	formal nominations by the Board for inclusion in the slate of directors at the annual meeting.

New director candidates must also complete and submit a questionnaire with respect to his/her background and execute a Director/Prospective Director Agreement.

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for director candidates. Director candidates recommended by stockholders are given the same consideration as candidates suggested by directors and executive officers. The Nominating and Governance Committee has the sole authority to select, or to recommend to the Board, the nominees to be considered for election as a director.

The officer presiding over the annual meeting of stockholders, in such officer’s sole and absolute discretion, may reject any nomination not made in accordance with the procedures outlined in this Proxy Statement and Providence’s amended and restated bylaws. Under Providence’s amended and restated bylaws, a stockholder who desires to nominate directors for election at an annual meeting of stockholders must comply with the procedures summarized below. Providence’s amended and restated bylaws are available, at no cost, at the SEC’s website, www.sec.gov, as Exhibit 3.2 to Providence’s Annual Report on Form 10-K filed with the SEC on March 12, 2010 or upon the stockholder’s written request directed to the Company’s General Counsel at the address given below. See “–Stockholder Nominations” below for a description of the procedures that must be followed to nominate a director.

Stockholder Nominations

According to Providence’s amended and restated bylaws, nominations by stockholders for directors to be elected at a meeting of stockholders which have not previously been approved by the Board must be submitted to our Secretary in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, at 64 East Broadway Blvd, Tucson, Arizona 85701, not earlier than the close of business on the 120th calendar day, and not later than the close of business on the 60th calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 calendar days earlier or more than 60 calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received not earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of business on the later of the 60th calendar day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 70 calendar days prior to the date of such annual meeting, the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made by the Company.

Each notice of nomination is required to set forth:

As to each person whom the stockholder proposes to nominate for election or reelection as a director:

●	the name, age, business address and residence address of such person;

●	the principal occupation and employment of such person;

●

the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially or of record by such person (which information shall be supplemented not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date);

●	such person’s executed written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

●

all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section), and the rules and regulations promulgated thereunder;

●

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such person being nominated, on the one hand, and the stockholder and any Stockholder Associated Person, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant. A “Stockholder Associated Person” is, with respect to any stockholder, (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of shares of Common Stock of the Company owned of record or beneficially by such stockholder, and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person; and

●	an irrevocable resignation of the type required of incumbent directors, a questionnaire regarding his-her background and an executed Director/Prospective Director Agreement.

As to the stockholder giving the notice:

●	the name and record address, as they appear on the Company’s stock ledger, of such stockholder and the name and address of any Stockholder Associated Person;

●

(a) the class, series and number of shares of each class and series of capital stock of the Company which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any Stockholder Associated Person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired, (b) any derivative instrument (as defined in the amended and restated bylaws) directly or indirectly owned beneficially by such stockholder or any Stockholder Associated Person and any other direct or indirect right held by such stockholder or any Stockholder Associated Person to profit from, or share in any profit derived from, any increase or decrease in the value of shares of the Company, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of any security of the Company, (d) any short interest (as defined in the amended and restated bylaws) indirectly or directly held by such stockholder or any Stockholder Associated Person in any security issued by the Company, (e) any rights to dividends on the shares of the Company owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying shares of the Company, (f) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (g) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household (which information, in each case, must be supplemented by such stockholder and any Stockholder Associated Person not later than 10 calendar days after the record date for the meeting to disclose such ownership as of the record date);

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a description of all arrangements or understandings between such stockholder and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by such stockholder;

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any material interest of such stockholder or any Stockholder Associated Person in the election of such nominee, individually or in the aggregate, including any anticipated benefit to such stockholder or any Stockholder Associated Person therefrom;

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a representation from such stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the person and/or (2) otherwise to solicit proxies in support of the election of such person;

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a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting, that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in the notice;

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whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to any shares of the capital stock of the Company, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with Section 13(d) of the Exchange Act or any successor provisions thereto and the rules and regulations promulgated thereunder;

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any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder.

In the event that a special meeting of stockholders is called for the election of directors, a stockholder’s nomination must be delivered to the Company not earlier than the close of business on the 120th calendar day prior to the date of the special meeting and not later than the close of business on the later of the 60th calendar day prior to the date of the special meeting, or, if the first public disclosure made by the Company of the date of the special meeting is less than 70 days prior to the date of the special meeting, not later than the 10th calendar day following the day on which public disclosure is first made of the date of the special meeting. The stockholder submitting a notice of nomination with respect to the election of directors at a special meeting must include, in its timely notice, the same information as set forth above.

A majority of the Board may reject any nomination by a stockholder not timely made or otherwise not made in accordance with the terms of the Company’s amended and restated bylaws. If a majority of the Board reasonably determines that the information provided in a stockholders notice does not satisfy the informational requirements in any material respect, the Secretary of the Company will promptly notify such stockholder of the deficiency in writing. The stockholder will then have an opportunity to cure the deficiency by providing additional information to the Secretary of the Company within such period of time, not to exceed ten (10) days from the date such deficiency notice is given to the stockholder, as a majority of the Board reasonably determines. If the deficiency is not cured within such period, or if a majority of the Board reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements in any material respect, then a majority of the Board may reject such stockholder’s nomination.

Compensation of Non-Employee Directors

As compensation for their service as directors of the Company in 2014, starting in April 2014, each non-employee member of the Board received an $85,000 annual stipend. For service as committee Chairs, the Chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee each received an additional stipend of $35,000. For service as Chairman of the Board, the Chairman of the Board received an additional stipend of $40,000. Payment of the annual stipends was made on a monthly basis in advance of each month of service. No additional payments were made to non-employee members for participating in Board and committee meetings.

On March 14, 2014, each non-employee member of the Board then serving, excluding Mr. Shackelton, received an award of equity-based compensation under our 2006 Long-Term Incentive Plan, or 2006 Plan, consisting of 6,195 shares of restricted Common Stock. The restricted stock vests in three equal installments on the first, second and third anniversaries of the date of grant. Additionally, on March 14, 2014, in lieu of compensation payable to Mr. Shackelton for his service to the Board as a director, Coliseum Capital Partners, L.P. was granted 6,195 stock equivalent units, which vest in three equal installments on the first, second and third anniversaries of the date of grant. Coliseum Capital Partners, L.P. was additionally granted 200,000 stock option equivalent units on September 11, 2014, which vest in three equal installments on the grant date, June 30, 2015 and June 30, 2016. This grant was made in compensation of Mr. Shackelton’s services with respect to the acquisition of Ingeus and Matrix.

Non-employee directors are also reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and meetings of Board committees.

2014 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Total ($)

Richard Kerley*	119,700	169,991	-	289,691

Kristi L. Meints*	119,700	169,991	-	289,691

Christopher S. Shackelton (4)*	159,609	169,991	4,608,934	4,938,534

*	Committee Chair

(1)

On March 14, 2014, Mr. Kerley and Ms. Meints were awarded 6,195 shares of restricted stock under the 2006 Plan. The aggregate grant date fair value of the restricted stock awarded to each non-employee director was $169,991. The aggregate grant date fair value of the restricted stock was computed in accordance with the Financial Accounting Standards Board’s, or FASB Accounting Standards Codification (“ASC”) Topic 718-Compensation-Stock Compensation, or ASC 718. For a discussion of valuation assumptions, see Note 10, Stock-Based Compensation Arrangements, of our Annual Report on Form 10-K for the year ended December 31, 2014. Other than the 12,500 shares of restricted stock awarded to each non-employee director in 2012 and 2013, and the 6,195 shares of restricted stock awarded to each non-employee director described above, there were no other stock awards outstanding as of December 31, 2014 that were previously granted to the non-employee members of the Board. As of December 31, 2014, two thirds of the 12,500 shares of restricted stock granted in 2012 were vested, one third of the 12,500 shares of restricted stock granted in 2013 were vested and none of the 6,195 shares of restricted stock granted in 2014 were vested. On March 14, 2014, Coliseum Capital Partners, L.P. was granted 6,195 stock equivalent units, which vest in three equal installments on the first, second and third anniversaries of the date of grant. The aggregate grant date fair value of the stock equivalent units was computed in accordance with ASC 718 and totaled $169,991. None of the stock equivalent units granted in 2014 were vested as of December 31, 2014. 8,332 stock equivalent units granted in 2013 vested in 2014.

(2)

The following table sets forth the number of outstanding unexercised options to purchase shares of Common Stock and the associated exercise price and grant date fair value held by each non-employee director as of December 31, 2014. All outstanding options were fully vested as of December 31, 2014.

		Number of stock options
Grant Date	Exercise Price	Richard Kerley	Kristi L. Meints
1/3/07	$24.59	-	3,999
6/9/08	$26.14	-	10,000
6/14/10	$16.35	-	7,814
5/17/11	$14.16	667	2,000
	Total	667	23,813

(3)

On September 11, 2014, Coliseum Capital Partners, L.P. was granted 200,000 stock option equivalent units, which vest in three equal installments on the grant date, June 30, 2015 and June 30, 2016. The aggregate grant date fair value of the stock option equivalent units was computed in accordance with ASC 718 and totaled $4,608,934.

(4)

All of Mr. Shackelton’s compensation for service on the Board inures to the benefit of Coliseum Capital Partners, L.P. (of which Mr. Shackelton is a Managing Partner) pursuant to this entity’s policy regarding Mr. Shackelton’s service on the board of companies in which it has an equity interest.

Under the Company’s stock ownership guidelines, as amended, non-employee directors are expected to own shares of our Common Stock with a value equal to three times their annual stipend.

Pursuant to the amended stock ownership guidelines, the following will count towards meeting the required holding level:

●	Shares held directly or indirectly;

●	Any restricted stock or stock units held under our Equity-Based Program (whether vested or unvested); and,

●	Shares owned jointly with or in trust for, their immediate family members residing in the same household.

Compliance with the established holding level requirement as determined under the guidelines was required by December 31, 2014 and will be determined and calculated as of December 31 of each year. Once the ownership requirement has been achieved, the non-employee directors are free to sell shares of our Common Stock above the required holding level. In determining whether the director meets the required holding level, the stock ownership guidelines were amended to require use of the greater of (a) the closing market share price as of the date a director is granted or purchases such shares and (b) the closing market share price on December 31 of the year the calculation is performed (or the last trading day of that year, if the markets are closed on December 31). In the event a non-employee director does not achieve his or her holding level set forth above or thereafter sells shares of our Common Stock in violation of the stock ownership guidelines, the Board will consider all relevant facts and take such actions as it deems appropriate under the circumstances. Based on the number of shares held by each of our non-employee directors as of December 31, the Compensation Committee has determined that each of our non-employee directors is in compliance with these guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of a registered class of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Providence. Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish Providence with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) executive officers, directors and greater than ten percent (10%) beneficial stockholders of Providence complied with applicable Section 16(a) requirements during the year ended December 31, 2014 other than Michael Fidgeon and Justina Uzzell, who each reported an acquisition of stock options late on a Form 4, and Jeff Perry, who reported a forfeiture of unvested restricted stock and a surrender of shares in order to pay tax liabilities late on a Form 4.

Certain Relationships and Related Transactions

Policy Regarding Certain Relationships and Related Transactions

Pursuant to its written charter, the Audit Committee has adopted a Related Person Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “transactions” with “related persons,” which have the meanings given to such terms in Item 404(a) of Regulation S-K.

In determining whether to approve or ratify a transaction with a related person under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the transaction and take into account factors such as the related person’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of a related person transaction for which he or she is a related person or otherwise has a direct or indirect interest.

The Audit Committee is also to review and assess ongoing related person transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Each year our directors and officers complete Directors’ and Officers’ Questionnaires, which, among other things, are designed to elicit certain information relating to transactions with the Company in which the officer or director or any immediate family member of such officer or director has a direct or indirect interest. These questionnaires are reviewed by our General Counsel and any such transactions or other related person transactions are brought to the attention of the Audit Committee as appropriate. We believe that our arrangements with CBIZ Benefits and Insurance Services, Inc., VWP McDowell, LLC, and Coliseum referred to below are no less favorable to us than those available to us from other entities providing such services.

Transaction with CBIZ Benefits and Insurance Services, Inc.

We use CBIZ Benefits and Insurance Services, Inc., or CBIZ, a subsidiary of CBIZ, Inc., to administer and consult on our self-insured employee health benefits. For 2014, CBIZ and its subsidiaries received fees paid by Providence of approximately $452,000 and commissions of approximately $185,000 paid by third parties related to business with Providence. Eric Rustand, Mr. Rustand's son, works for CBIZ. Eric Rustand, Senior Benefits Consultant for CBIZ, is the lead consultant on the employee health benefits plans for Providence. For 2013, Eric Rustand received approximately $134,000 in compensation from CBIZ related to CBIZ's business with Providence. The business relationship between Providence and CBIZ existed prior to Mr. Rustand becoming a member of the Board and will continue in 2015.

Transaction with VWP McDowell, LLC

LogistiCare (our wholly-owned subsidiary) operates a call center in Phoenix, Arizona. The building in which the call center is located was leased through June 30, 2014 by LogistiCare from VWP McDowell, LLC, or McDowell, under an amended five-year lease that expired in 2014. LogistiCare entered into a new lease on the building commencing on July 1, 2014, with a termination date of June 30, 2024. From January 1, 2014 to July 28, 2014, LogistiCare paid $289,065 in lease payments (including taxes and common area maintenance charges) to McDowell. After July 28, 2014, the landlord of this property was different entity that is not a related party. Steven Schwarz, Gregory Schwarz and Barry Schwarz, Mr. Schwarz’s brothers, each own 0.9%, 1.3% and 3.3% interest in McDowell, respectively. Michael Schwarz, Mr. Schwarz’s father is the trustee of MER Trust of which Mr. Schwarz and his brothers are beneficiaries and which has a 6.6% ownership interest in McDowell. In addition, Steven Schwarz owns a fifty percent (50%) interest in Via West Properties, which is the managing member of McDowell. Via West Properties owns a one percent (1.0%) interest in McDowell. The leasing arrangement between LogistiCare and McDowell existed prior to Mr. Schwarz becoming a Named Executive Officer of the Company.

Unsecured Subordinated Bridge Note and Standby Purchase Agreement

On October 23, 2014, we issued to Coliseum Capital Management, LLC and certain of its affiliates (“Coliseum”), a related party, a 14.0% Unsecured Subordinated Note in aggregate principal amount of $65,500,000 (the “Note”). Interest from the issuance date to, but excluding, the 120th day after the issuance date, was paid in cash in the amount of $3,014,795 on the issuance of the Note. Christopher Shackelton, who serves as our Chairman of the board of directors, is also a Managing Partner at Coliseum Capital Management, LLC. The Note was repaid in full on February 11, 2015, with the proceeds from a registered Rights Offering (“Rights Offering”) and related standby purchase commitment described below, which allowed all of the Company’s existing common stock holders the non-transferrable right to purchase their pro rata share of $65,500,000 of convertible preferred stock at a price of $100.00 per share, as further described below.

In connection with the anticipated Rights Offering, on October 23, 2014, the Company entered into a standby purchase agreement (the “Standby Purchase Agreement”) with Coliseum, pursuant to which Coliseum agreed to purchase, substantially simultaneously with the completion of the Rights Offering, in the aggregate, all of the available preferred stock not otherwise sold in the Rights Offering following the exercise of the subscription privileges of holders of the Company’s common stock. As consideration for entering into the Standby Purchase Agreement, on October 23, 2014, the Company paid Coliseum a fee of $2,947,000. In addition Coliseum had the additional right, exercisable within 30 days following the completion of the Rights Offering, to purchase additional preferred stock valued at $15,000,000 at a price per share equal to 105% of the Subscription Price, which was exercised on March 12, 2015.

Employment of David Shackelton

David Shackelton, a brother of the Chairman of the Board, is currently employed by the Company as Vice President, Head of Corporate Development, and reports to our Chief Executive Officer. In 2014, Mr. Shackelton’s compensation was $189,792.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Kerley (Chairperson) and Shackelton and Ms. Meints. No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2014 was a current or former officer or employee of Providence, or engaged in certain transactions with us, which was required to be disclosed by regulations of the SEC, except as provided below. There were no compensation committee “interlocks” during the fiscal year ended December 31, 2014, which generally means that none of Providence’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member of our Board or as a member of our Board’s Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

This Compensation Discussion and Analysis section, or CD&A, is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our 2014 executive compensation program and the compensation paid by the Company to the following named executive officers in 2014, referred to throughout this proxy statement as our Named Executive Officers;

●	Warren S. Rustand, Chief Executive Officer

●	Robert E. Wilson, Former Executive Vice President and Chief Financial Officer

●	Michael Fidgeon, Former Chief Operating Officer and current Chief Executive Officer of our Human Services segment

●	Michael-Bryant Hicks, Senior Vice President and General Counsel

●	Herman M. Schwarz, Chief Executive Officer of LogistiCare Solutions, LLC

Mr. Wilson served as Chief Financial Officer through the end of our 2014 fiscal year. Mr. Wilson stepped down from his position effective January 14, 2015, as more fully discussed below.

Mr. Fidgeon was appointed to serve as Chief Operating Officer of our Human Services segment in January 2013, and was designated an executive officer by the Board of Directors in March 2014. In January 2015, Mr. Fidgeon was appointed to serve as Chief Executive Officer of our Human Services segment.

The Compensation Committee evaluates and approves compensation for our officers. As part of its responsibilities, the Compensation Committee approves and administers their cash compensation, equity compensation and supplementary benefits, as well as our retirement compensation programs. In deciding to continue with our existing executive compensation practices, the Compensation Committee has considered that the holders of over 99% of the votes cast at our 2014 annual meeting of stockholders on an advisory basis approved the compensation of our Named Executive Officers as disclosed in the proxy statement for that annual meeting.

Executive Summary

Our compensation programs are intended to align our executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with our pay for performance philosophy as described below, the total compensation received by our executive officers will vary based on corporate performance measured against annual and long-term performance goals. Our executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive awards.

Our Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review process and in keeping with the Compensation Committee’s endeavor to more closely align our executive compensation structure with our stockholders’ interests and current market practices, the Compensation Committee implemented a policy, applicable beginning in 2012, that requires at least half of the equity-based compensation (based on the number of shares to be awarded annually) awarded to our executive officers to be performance based and measured over a multi-year performance period. Of the equity awards made in March 2014 under the Equity-Based Program for 2014 described below, performance-based restricted stock units represented approximately eighty percent (80%) of the total number of equity awards granted to our executive officers, while time-vested restricted stock only represented twenty percent (20%). Mr. Fidgeon was appointed as an executive officer after the March 2014 grant, and therefore did not participate in the Equity-Based Program for 2014. Additional discretionary stock option awards were made to Mr. Rustand, in recognition of his efforts in completing certain acquisitions, and Mr. Fidgeon, in recognition of his performance, in 2014. These options are subject to time-based vesting (which we believe is appropriate, as these options were awarded as compensation for extraordinary performance during 2014), and are supplemental to the Equity-Based Program for 2014.

In 2014, our revenue increased to $1.5 billion, including revenue contributed by acquired businesses, or $1.3 billion excluding those revenues, from $1.1 billion in 2013. EBITDA (earnings before interest, taxes, depreciation and amortization) increased to $71.9 million in 2014 from $53.0 million in 2013. Our 2014 and 2013 financial performance and successful acquisition activities were determining factors in the compensation decisions and outcomes for fiscal year 2014.

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EBITDA is the key financial performance metric we use for annual cash incentive awards. Performance with respect to this metric exceeded our budgeted target for 2014, and as a result, the annual cash incentives based on this metric were awarded to our executive officers for 2014.

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EBITDA, diluted earnings per share and return on equity are the key financial performance metrics for equity-based awards. In determining the amount and type of equity-based awards to grant to each of our executive officers in 2014, the Compensation Committee considered, among other things, our financial performance as measured by these metrics for 2014 as well as individual performance against established goals. The Compensation Committee allocated more than half of the equity-based compensation granted to the executive officers in 2014 under the Equity-Based Program for 2014 to performance based restricted stock units. These restricted stock units, if earned based on the Company’s achievement of return on equity targets over a three year period established by the Compensation Committee discussed more fully below, will be settled in shares of the Company’s common stock.

Our compensation program is designed to create a collegial atmosphere that encourages executives to cooperate toward the achievement of short-term and long-term goals that benefit us and stockholders, while at the same time rewarding each executive’s individual contribution to our success. To achieve this objective, the Compensation Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of an annual cash bonus, and long-term incentive compensation in the form of equity, including both performance based awards that may be settled in stock or cash and time based awards, as determined from time to time.

The discussion and analysis that follows includes sections related to:

●	our compensation philosophy;

●	the forms of compensation paid during 2014 to each of our Named Executive Officers;

●	the Compensation Committee’s process for determining Named Executive Officer compensation; and

●	certain determinations made by our Compensation Committee with respect to the various components of our Named Executive Officers’ compensation.

References to “we”, “us” or “our” in this Compensation Discussion and Analysis refer to The Providence Service Corporation and not the Compensation Committee.

Compensation Philosophy

We believe that compensation programs offered to executives should support the achievement of our financial goals and the creation of long-term stockholder value. Accordingly, our guiding compensation principles focus on:

●	attracting and retaining high-performance leaders;

●	aligning the interests of our executives with those of our stockholders;

●	linking a meaningful portion of executive compensation to our financial performance; and

●	awarding a significant portion of compensation based on at-risk opportunity while aligning compensation with factors that typically have an impact on stock price performance.

Our compensation program is designed to create a collegial atmosphere that encourages executives to cooperate toward the achievement of short-term and long-term goals that benefit us and stockholders, while at the same time rewarding each executive’s individual contribution to our success. To achieve this objective, the Compensation Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of an annual cash bonus, and long-term incentive compensation in the form of equity, including performance based awards that may be settled in stock or cash, as determined from time to time.

We believe it is appropriate that the Named Executive Officers’ overall compensation package be competitive with the level of compensation provided by peer companies with comparable executives. To achieve this objective, in prior years we established target salaries and incentive opportunities at competitive levels to our peers based on the best available market data for a peer group of companies, while establishing compensation opportunities for exceptional business performance at higher levels to motivate, reward and retain performers who significantly exceed our company and individual goals. From time to time we intend to reevaluate our peer company comparisons and in select years intend to refresh our peer company competitive compensation analysis. Additional factors the Compensation Committee takes into consideration in determining an executive’s compensation level include role, tenure, experience, skills and individual performance.

Forms of Compensation Paid to Named Executive Officers

We provide our Named Executive Officers with some or all of the following forms of compensation:

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Base salaries. Base salaries are an important element of compensation and are used to provide a fixed amount of cash compensation during the fiscal year to Named Executive Officers under the agreements between us and the Named Executive Officers (including offer letters), which we refer to as our “employment agreements,” as direct compensation for their regular services to us. These employment agreements are discussed further in this proxy statement. Base salary increases are used to reward superior individual job performance of each Named Executive Officer on a day-to-day basis during the year and to encourage them to continue to perform at their highest levels. The base salaries of our executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities.

Base salaries take into consideration the Compensation Committee’s evaluation of the individual’s performance and level of pay compared to pay levels for similar positions within our market. Increases in base salaries are partially based upon individual performance after taking into account the amount we have budgeted for the year for potential merit increases in executive base salaries. They recognize the overall skills, experience and tenure in position of each Named Executive Officer and their responsibilities within, and expected contributions to, our company.

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Performance-Based Cash Bonuses under our Annual Incentive Compensation Program. Annual incentive compensation may be awarded to our Named Executive Officers in the form of cash bonuses. The purpose of such cash bonuses is to provide a direct financial incentive to the executives to achieve our company’s financial goals and their individual goals as measured by criteria and objectives set forth at the beginning of the year. Our Compensation Committee has adopted an annual incentive compensation program, or Annual Incentive Plan, which provides our Named Executive Officers with the opportunity to earn a cash bonus payment based on a targeted percentage of their base salaries if specific pre-determined performance measures are attained. We use these cash bonuses to reward Named Executive Officers for their short-term contributions to our performance, as measured by our ability to achieve specified financial and strategic targets within our overall operating plan.

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Discretionary Cash Bonuses. In addition to performance-based incentive bonuses earned under our Annual Incentive Plan, the Compensation Committee may also award discretionary cash bonuses to all or certain of the Named Executive Officers based on their individual performance and our overall performance, special or unusual circumstances or for motivation or retention reasons. Other than the discretionary cash bonus paid to Mr. Fidgeon (due to the fact that he did not participate in the Annual Incentive Plan, as described below), no discretionary cash bonuses were awarded to the Named Executive Officers for 2014.

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Equity Grants under our Annual Equity-Based Compensation Program. Annual compensation may be awarded to our Named Executive Officers in the form of equity-based awards including time-vested restricted stock and performance-based restricted stock units settled in cash or stock that are measured based on our achievement of pre-defined performance criteria established by the Compensation Committee at the beginning of each fiscal year. Each year we use equity grants under our 2006 Long-Term Incentive Plan, or the 2006 Plan, to align our Named Executive Officers interest with our long-term financial performance targets and strategic objectives, as well as the interests of our stockholders. Our Compensation Committee has adopted an equity-based compensation program that recognizes the Named Executive Officers for their contributions to our overall corporate performance and provides a financial incentive to them to achieve our long-term goals. These awards can take the form of stock option grants, restricted stock awards and performance restricted stock units settled in cash or stock.

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Discretionary grants of equity compensation. In addition to equity grants under our Equity-Based Program, the Compensation Committee may also determine, on a case-by-case basis, when additional equity grants to Named Executive Officers are warranted due to individual or our overall performance, special or unusual circumstances or for retention reasons. These awards are also made under our 2006 Plan. For 2014, discretionary stock option awards were made to Mr. Rustand, in recognition of his efforts in completing certain acquisitions, and Mr. Fidgeon, who did not participate in the annual equity-based compensation program for 2014, in recognition of his 2014 performance.

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Post-termination compensation. We offer our employees, including our Named Executive Officers, the opportunity to participate in our ERISA-qualified 401(k) Plan. All Named Executive Officers are eligible to participate in this 401(k) Plan and receive a Company match, subject to plan requirements and contribution limits established by the Internal Revenue Service, or IRS. In addition, to further advance our interests and our stockholder’s interests by enhancing our ability to attract and retain certain management, key employees and independent contractors who are in a position to make contributions to our success, we have adopted both a non-qualified deferred compensation plan, or Deferred Compensation Plan, in which our Named Executive Officers, other than Mr. Schwarz, may participate and a deferred compensation Rabbi Trust Plan, in which Mr. Schwarz is entitled to participate. Participants in these plans, each of which is intended to comply with the provisions of Section 409A of the Internal Revenue Code, may defer portions of their compensation in order to provide for future retirement and other benefits. Additionally, pursuant to our employment agreements with our Named Executive Officers, each Named Executive Officer is entitled to certain cash payments upon termination of their employment for certain reasons and upon termination of employment in connection with a change in control. Our Named Executive Officers are also entitled to the acceleration of certain of their equity awards upon a change in control.

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Perquisites and Other benefits. We provide a limited number of perquisites to our Named Executive Officers from time to time to provide them flexibility and increase travel efficiencies, allowing more productive use of their time. We also provide them with certain other benefits, including those generally available to all salaried employees as well as others which are not available to all salaried employees.

Compensation Approval Process

The compensation of our Chief Executive Officer is determined and approved by the Compensation Committee. Our Chief Executive Officer annually reviews the performance of each Named Executive Officer, other than himself, relative to the annual performance goals established for the year. He then makes recommendations to the Compensation Committee with respect to all aspects of the compensation of the other Named Executive Officers, but does not participate in the final deliberations of the Compensation Committee with respect thereto. The Compensation Committee exercises discretion in modifying compensation recommendations relating to the other Named Executive Officers that were made by our Chief Executive Officer and approves all compensation decisions for the Named Executive Officers. Compensation paid to officers (other than our Named Executive Officers) as defined in Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, must also be approved by our Compensation Committee.

Executive Compensation Review Process

Competitive Positioning. In line with our compensation philosophy, the compensation program for our Named Executive Officers that was set by our Compensation Committee for 2014 was comprised of a mix of base salary, annual cash bonuses and long-term incentive compensation in the form of equity-based awards, as well as group medical and other benefits, participation in our Deferred Compensation Plan or Rabbi Trust Plan, as applicable, and 401(k) Plan and/or limited perquisites.

In determining the base salary, targeted cash bonus under our Annual Incentive Plan and equity awards under our Equity-Based Program, referred to as “total targeted compensation,” for each of our Named Executive Officers for 2014, the Compensation Committee considered the market landscape and concluded that the previous years’ compensation structure was appropriate, based on the Company’s and the market’s performance and the fact that holders of over 99% of the votes cast at our 2014 annual meeting of stockholders on an advisory basis approved the compensation of our Named Executive Officers as disclosed in the proxy statement for that annual meeting. As a result, the Compensation Committee considered our financial performance and the compensation structure that was put into place in 2013 with certain adjustments when determining the compensation structure for 2014, and did not consider a specified peer group or perform a competitive compensation benchmarking analysis. The Compensation Committee also considered recommendations made by our Chief Executive Officer with respect to the other Named Executive Officers, and various other factors specific to the individual executive and then used its discretion to set compensation for individual executive officers, including our Chief Executive Officer, at levels warranted, in its judgment, by external, internal and/or individual circumstances. While in the past the Compensation Committee has used a compensation consultant and has considered a specified peer group when making determinations relating to compensation, and intends to do so again in the future, it did not take such considerations into account in 2014.

Based on the foregoing, the Compensation Committee believes the total compensation provided to each Named Executive Officer was a reasonable competitive response to the growing employment opportunities for our executives within our industry and as a means to further align our executives’ interest with our stockholders’ interests.

Factors Considered and Reviewed. In performing its duties, the Compensation Committee took into account several factors in determining the actual compensation of our Named Executive Officers for 2014, including the financial performance of the Company weighed against the external and internal nature of the factors contributing to those results, the executive officer’s individual job performance, responsibilities, experience and long-term potential. In addition, the Compensation Committee also considered relative individual tenure in position and relative internal equity among the Named Executive Officers. Ultimately, the Compensation Committee members took into account all of these factors and data and applied their own professional judgment in determining their recommendations and decisions on the total target compensation, the design of the annual incentive and long-term incentive awards and internal equity for the Named Executive Officers for 2014.

Each of the components of our Named Executive Officers’ total targeted compensation serves to meet one or more of our compensation objectives and each element of compensation is determined within the parameters established by the Compensation Committee. As a result of the foregoing consideration and review, the Compensation Committee determined that no increase in total targeted compensation would be necessary for our Named Executive Officers for 2014.

The Compensation Committee takes into account the estimated accounting (pro forma expense) and the tax impact of all material changes to the executive compensation program and discusses such matters periodically during the year.

Determinations Made Regarding Executive Compensation for 2014

Base Salary. For 2014, the Compensation Committee reviewed the base salary amounts for each executive to ensure that they continued to be competitive and provide appropriate compensation for regular service to the Company. In determining the base salary amounts for 2014 for each executive officer, the Compensation Committee also considered the internal comparisons of pay within the executive group as well as each of the executive’s individual job performance and the financial performance of the Company in 2013. The base salaries for Messrs. Rustand, Wilson, and Schwarz for 2014 remained the same as those fixed by the Compensation Committee for 2013 at $590,000, $400,000 and $432,000 respectively. Mr. Fidgeon’s 2014 salary, as Chief Operating Officer of our Human Services segment was $306,000, as a result of negotiations that took place prior to Mr. Fidgeon’s appointment as Chief Operating Officer of our Human Services in 2013. The base salary for Mr. Hicks was set at $350,000 as a result of negotiations with him upon his hiring by the Company.

Annual Incentive Cash Compensation. For 2014, Messrs. Rustand, Hicks and Schwarz were granted an opportunity to earn an annual performance-based, cash bonus based upon pre-established performance targets set by the Committee, pursuant to the Annual Incentive Plan. For 2014, individual awards were based on corporate performance measures. The Committee reviews corporate financial performance and determines award amounts after the completion of the 2014 fiscal year. The Committee may, in its discretion, adjust performance measures based on unusual or non-recurring occurrences.

The Committee chose to tie these executive officers’ eligibility to earn cash bonuses to our corporate financial performance as a whole under the Annual Incentive Plan. The Committee approved the use of budgeted earnings before interest, taxes, depreciation and amortization, or EBITDA, for purposes of determining award amounts for 2014, with payouts based on a percentage of each executive’s base salary. Payment of any cash bonus under the Annual Incentive Plan was paid only to the extent the EBITDA target was attained after expensing the actual bonus amounts (including the additional bonus opportunity). The amount of the potential incentive cash bonus that may have been earned by each of Messrs. Rustand, Hicks and Schwarz was targeted at seventy-five percent (75%) of their respective base salaries.

Messrs. Rustand, Hicks and Schwarz were also entitled to earn an additional bonus of up to twenty-five percent (25%) of their respective base salaries through sharing between them twenty percent (20%) of the amount, if any, by which EBITDA of the Company exceeded the EBITDA target, after expensing the actual bonus amounts (including the additional bonus opportunity). Twenty percent (20%) of any such excess would be distributed pro-rata among Messrs. Rustand, Hicks and Schwarz, subject to a cap of twenty-five percent (25%) of each such individual’s base salary.

Mr. Wilson was eligible to receive incentive cash compensation for 2014 under his employment agreement equaling fifty percent (50%) of his base salary if the Company achieved its 2014 budgeted EBITDA.

Mr. Fidgeon did not participate in the Annual Incentive Plan for 2014.

With respect to the financial performance portion of the Annual Incentive Plan, the Compensation Committee approved the use of an EBITDA related measure for purposes of determining award amounts for 2014 with the payout percentages discussed above. Budgeted EBITDA of $62.3 million for 2014 was established by the Compensation Committee as the Target level for purposes of the Annual Incentive Plan and Mr. Wilson’s incentive compensation.

The budgeted EBITDA for 2014 was determined by executive management and approved by the Board. Performance below the Target level would have resulted in no incentive cash compensation on the determination date under the financial performance based incentive. Payment of any cash bonus under the financial performance based incentive is paid only to the extent the EBITDA targets are attained after expensing all compensation. For 2014, our actual EBITDA exceeded our budgeted EBITDA by an amount sufficient to achieve the maximum annual incentive payment, which was paid to the participating Named Executive Officers.

The Compensation Committee believes the Annual Incentive Plan provides a reasonable incentive to our executives to achieve and exceed strategic objectives and financial performance targets established by the Board and that it further aligns the interests of our participating Named Executive Officers with our and our stockholders’ interests and enhances stockholder value.

Equity-Based Compensation.

Annual Equity-Based Compensation Program. In determining the amount of equity-based compensation to award each executive officer, the Compensation Committee considers the prior year’s financial performance, our stock price performance during the period and each executive officer’s annual compensation relative to the Company’s compensation goals.

Under the Equity-Based Program for 2014, each of the Named Executive Officers (except for Messrs. Wilson and Fidgeon) received equity-based awards under the 2006 Plan equal in value to approximately $678,500, $309,822 and $496,800 for Messrs. Rustand, Hicks and Schwarz, respectively. The equity-based awards consisted of time-vested restricted stock and performance-based restricted stock units (to be settled in common stock), or PRSUs, as set forth in the table below.

Executive	Restricted Stock	PRSUs

Rustand	4,703	18,814

Hicks	2,147	8,591

Schwarz	3,444	13,776

Total	10,294	41,181

Of the total number of shares granted to these Named Executive Officers under the Equity-Based Program for 2014, restricted stock and performance restricted stock units represented a mix of twenty percent (20%) and eighty percent (80%), respectively. The restricted stock awards will vest in three equal annual installments on the first, second and third anniversaries of the date of grant, provided that the recipient is employed by us on each vesting date.

Vesting of the performance-based restricted stock units, or PRSUs, is subject to performance-based conditions, as described below. Each vested PRSU will be settled through the issuance of a share of our company’s common stock. Vesting criteria for PRSU awards require employment with our company throughout the performance period through and including December 31, 2016 as well as achievement of the performance goal.

The number of PRSUs that vest and are settled in stock will be dependent on the achievement of return on equity (determined by the quotient resulting from dividing our audited consolidated net income for the performance period by our average stockholders’ equity), or ROE, targets established by the Committee for the performance period described below. The Committee has established threshold and target levels of ROE for the cumulative ROE achieved by our company for the period beginning January 1, 2014 and ending December 31, 2016. Stock represented by the PRSUs, if earned, will be issued on or between March 1, 2017 and March 15, 2017. The Committee will certify in writing the ROE level achieved for the performance period on March 1, 2017 or as soon thereafter as the Committee is provided with our audited financials, but in no event later than March 15, 2017 (such date referred to as the Settlement Date). In addition, such certification will occur immediately prior to the settlement.

The number of PRSUs corresponding to the ROE level achieved, if any, will be settled by issuing an equal number of shares of our common stock to each of the participating Named Executive Officers on the Settlement Date. The following are the payout percentages for the ROE target levels set by the Compensation Committee.

●	33% of each tranche of the PRSUs will be awarded if we achieve an ROE equal to or greater than 12% but less than 15%, or Threshold, for the respective performance period; and,

●	100% of each tranche of the PRSUs will be awarded if we achieve an ROE equal to or greater than 15%, or Target, for the respective performance period.

In addition, in the event of a change in control (as defined in the 2006 Plan) of our company during any performance period, the PRSUs will be deemed earned by each executive and settled in cash at the Target level established by the Committee and paid to the executive within the number of days set forth in the Form of Performance Restricted Stock Unit Agreement.

A significant portion of equity-based compensation for 2014 was awarded to the Named Executive Officers based on our financial performance for 2013, measured in terms of EBITDA, return on equity and total stockholder return on an absolute basis. The Compensation Committee also considered the longer term retention and incentive benefits provided by the restricted stock and PRSUs in determining the amount of equity-based compensation to award in 2014.

Discretionary Equity-Based Compensation. On September 11, 2014 the Compensation Committee awarded 200,000 stock options to purchase common stock to Mr. Rustand under the 2006 Plan with a strike price of $43.81, one third of which was immediately vested upon grant. The remaining options will vest in equal portions on June 30, 2015 and 2016. This discretionary award was made to recognize his efforts relating to the Company’s acquisitions of Ingeus and Matrix during 2014.

On December 15, 2014, the Compensation Committee awarded 10,000 stock options to Mr. Fidgeon, who did not participate in the annual equity-based compensation program for 2014, in recognition of his 2014 performance. These options vest on December 31, 2017 and expire on the later of the thirtieth open-window trading day following the vesting date and March 31, 2018.

Policy Regarding the Timing of Equity Award Grants. The Compensation Committee makes its decisions regarding the number of stock options, shares of restricted stock and PRSUs to be awarded to the Named Executive Officers without regard to the effects that the release of our financial results might have on our stock price. Moreover, the exercise price of the options granted and the value of the restricted stock and/or PRSUs awarded are not known until after the close of regular trading on NASDAQ on the day the Compensation Committee meets, as the exercise price per share for option grants and the per share value of the stock and PRSU awards are equal to the closing market price of our Common Stock on the date of grant.

In addition to the annual grants of PRSUs and restricted stock that typically are made in the first six months of each year to the Named Executive Officers (and other executive officers throughout the year), such equity awards may be granted at other times during the year to new hires and employees receiving a promotion and in other special circumstances. Our policy is that only the Compensation Committee may make such grants to persons subject to the reporting requirements of Section 16 under the Exchange Act, or Section 16 Officers.

Post-Retirement Compensation.

401(k) Plans. All Named Executive Officers are eligible to participate in our 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the IRS. Named Executive Officers receive matching contributions under our 401(k) Plan equal to ten percent (10%) of participant elective contributions up to a maximum amount of $400. At the end of each plan year, we also may make a contribution on a discretionary basis on behalf of participants who have made elective contributions for the plan year. In 2014, we contributed $400 on behalf of each of Messrs. Fidgeon, Hicks and Schwarz. In 2014, Messrs. Rustand and Wilson elected not to participate in our 401(k) plan.

Deferred Compensation. All of our Named Executive Officers, other than Mr. Schwarz, are eligible to participate in our Deferred Compensation Plan, which was put in place to compensate for the inability of certain of our highly compensated employees to take full advantage of our 401(k) plan. Participants in this plan may defer up to one hundred percent (100%) of their base salary, service and performance based bonuses in order to provide for future retirement and other benefits. In addition, pursuant to the terms of the Deferred Compensation Plan, we may make discretionary credits to participants’ deferred compensation accounts. Participants are fully vested immediately in all amounts deferred by them and any discretionary credits made by us to their deferred compensation account. We may make additional other credits to the participant’s deferred compensation account for which the vesting will be determined at the time of grant. Participants may select from several fund choices and their deferred compensation account increases or decreases in value in accordance with the performance of the funds selected. A participant may receive a distribution from the plan upon a qualifying distribution event such as separation from service, disability, death, change in control or an unforeseeable emergency, all as defined in the plan. Distributions from the Deferred Compensation Plan are made in cash upon a qualifying distribution event. Distributions from the Deferred Compensation Plan may, as determined by the participant at the time permitted under the Deferred Compensation Plan, be made in a lump sum, annual installments or a combination of both. The Deferred Compensation Plan is intended to be an unfunded plan administered and maintained by us primarily for the purpose of providing deferred compensation benefits to participants.

As of December 31, 2014, none of our Named Executive Officers has elected to participate in our Deferred Compensation Plan.

Under the Rabbi Trust Plan, which was established for highly compensated employees of our NET Services operating segment, participants may defer up to ten percent (10%) of their base salary and all or a portion of their annual bonus. The amount of compensation to be deferred by each participant will be credited to the participant’s account and the value of the participant’s account will be determined in accordance with the Rabbi Trust Plan. The committee administering the Rabbi Trust Plan determines which investment alternatives are available under the Rabbi Trust Plan. If the committee designates more than one investment alternative to measure the value of each account, a participant is required to select one or more investment alternatives to calculate the adjustments to be credited or debited to his or her account. A participant may receive a distribution from the plan upon the occurrence of certain distribution events such as disability, death, retirement or termination of employment, all as defined in the Rabbi Trust Plan. Payment of distribution, other than in connection with death or termination of employment prior to retirement, will be made in cash in either a lump sum or annually up to 10 years as selected by the participant. If a participant does not make an election, the distribution will be payable annually over three years. In the event of death prior to retirement or termination of employment, with or without cause, the distribution will be made in one lump sum payment. The Rabbi Trust Plan is unfunded and benefits are paid from our general assets under the Rabbi Trust Plan.

Mr. Schwarz is eligible to participate in our Rabbi Trust Plan, but as of December 31, 2014, he was not a participant in this plan.

Change in Control and Severance Arrangements and Severance Payments in 2014.

During 2014, we had employment agreements with each of our Named Executive Officers, other than Mr. Fidgeon. We entered into an employment agreement with Mr. Fidgeon as of January 5, 2015, and he is therefore not included in this discussion. The following discussion describes the change in control provisions and severance arrangements of the employment agreements with the Named Executive Officers in effect in 2014. Under these employment agreements, each Named Executive Officer is entitled to a severance payment upon the termination of his employment under certain circumstances and to a payment upon a change in control.

The employment agreements for Messrs. Rustand, Wilson and Schwarz in effect in 2014 provided for a severance benefit in the event the executive is terminated by us without “Cause” or, in the case of Mr. Schwarz, by the executive officer for “Good Reason” (each as defined in the executive’s employment agreement), or, again in the case of Mr. Schwarz, if the employment agreement is not extended or a new employment agreement is not entered into upon the expiration of the employment agreement. The severance benefit to which Mr. Rustand will be entitled is equal to his base salary that would have been paid from the date of termination through December 31, 2015, or, if greater, a payment of six months of base salary, and any bonus earned for the prior completed fiscal year, but not yet paid, and a pro-rata portion of any bonus earned for the then fiscal year through the date of termination. The severance benefit to which Mr. Wilson would have been entitled was equal to his base salary that would have been paid from the date of termination through December 2014, and a pro-rata portion of any bonus earned for the then fiscal year through the date of termination. In connection with the termination of his position with the Company in 2015, Mr. Wilson is no longer eligible for severance payments. The severance benefit to which Mr. Schwarz will be entitled following such termination is equal to one and one half times his base salary then in effect. Each executive would be entitled to the applicable severance payment, provided that prior to the date on which such benefit is paid the executive executed a general release in favor of us.

Certain payment provisions of these employment agreements are also triggered by a “Change in Control,” which is defined in the employment agreements, and an ensuing negative employment event. See “Potential Payments Upon Termination or a Change in Control – Change in Control Payments.”

In the case of a Change in Control, the amount payable to Mr. Hicks would be two-times his annual base salary, and the amount payable to Mr. Schwarz would be two times the average of his annual W-2 compensation from us for the most recent five taxable years ending before the date on which the Change in Control occurs.

If Mr. Rustand’s employment is terminated in connection with or following a change in control, Mr. Rustand will be entitled to (i) the greater of his base compensation through December 31, 2015, or fifty percent (50%) of the annualized amount if his base compensation and (ii) a pro-rata portion of his bonus, assuming the Company’s achievement of the specified performance milestones.

In September 2013, the Company entered into an employment agreement with Mr. Wilson, which included a change of control benefit of (i) the greater of his base compensation through December 31, 2014 or fifty percent (50%) of the annualized amount of his base compensation and (ii) a pro-rata portion of his bonus, assuming the Company’s achievement of specified EBITDA milestones. Mr. Wilson stepped down from his position, effective as of January 14, 2015, and in accordance with the Employment and Separation Agreement dated February 2, 2015, Mr. Wilson is no longer entitled to this change of control benefit.

The Compensation Committee considered certain legal and tax provisions, fairness to stockholders, tenure of each executive officer and general corporate practice to select the events that would have triggered payments under the employment agreements noted above. Potential payments to executives upon the occurrence of the events noted above did not impact the Compensation Committee’s decisions regarding other compensation elements.

Other Benefits and Perquisites.

During 2014, our Named Executive Officers received, to varying degrees, a limited amount of other benefits, including certain group life, health, medical and other non-cash benefits generally available to all salaried employees. In addition, we also pay for the premiums of certain health and dental benefits for their families and additional disability and life insurance premiums on their behalf, which are not available to all salaried employees. We also provide certain perquisites to our Named Executive Officers, primarily relating to travel. More detail on these benefits and perquisites may be found elsewhere in this proxy statement’s “Executive Compensation” section, in the table footnotes under the heading “Summary Compensation Table.”

Compensation Decisions for Fiscal Year 2015

In March 2015, the Compensation Committee approved a pay for performance compensation plan applicable for fiscal year 2015 for Messrs. Rustand, Fidgeon, Hicks and Schwarz, which we refer to as the 2015 Executive Pay for Performance Compensation Plan, which has features designed to compensate the Company’s executives for financial performance focusing on return on equity, as well as actual performance compared to budgeted performance. The compensation (including base salary, incentive compensation and long-term incentive compensation) for James Lindstrom, our Executive Vice President and Chief Financial Officer, was established in his employment agreement and is set forth in an exhibit to Form 8-K filed by us with the Securities and Exchange Commission on January 21, 2015.

The base salaries of Mr. Rustand and Mr. Schwarz were established as $740,000 and $500,000, respectively, on December 15, 2014 as was set forth in the Form 8-K filed by us with the Securities and Exchange Commission on January 16, 2015. The annual base salary for Mr. Fidgeon was set at $360,000. The base salary for Mr. Hicks was not changed.

Each of Messrs. Rustand, Fidgeon, Hicks and Schwarz will be granted an opportunity to earn an incentive, or performance-based, cash bonus based upon performance under the annual incentive plan established by the Committee, or Annual Incentive Plan, as one of the components of total targeted compensation for our executive officers under the 2015 Executive Pay for Performance Compensation Plan. For fiscal year 2015, individual awards will be based on corporate performance measures. The Committee reviews corporate financial performance and determines award amounts after the completion of each fiscal year. The Committee may, in its discretion, adjust performance measures based on unusual or non-recurring occurrences.

The Committee chose to tie the executive officers’ eligibility to earn cash bonuses to our corporate financial performance as a whole under the Annual Incentive Plan. The Committee approved the use of an EBITDA target as the measure to determine award amounts for 2015, with payouts based on a percentage of each executive’s base salary. Payment of any cash bonus under the Annual Incentive Plan is paid only to the extent the EBITDA target is attained after expensing the actual bonus amounts (including the additional bonus opportunity). The amount of the potential incentive cash bonus that may be earned by Mr. Rustand is targeted at one hundred percent (100%) of his base salary, the amount of the potential incentive cash bonus that may be earned by each of Messrs. Lindstrom, Hicks and Schwarz is targeted at seventy-five percent (75%) of their respective base salaries and the amount of the potential incentive cash bonus that may be earned by Mr. Fidgeon is targeted at fifty percent (50%) of his base salary. Messrs. Rustand, Lindstrom, Fidgeon, Hicks and Schwarz are also entitled to earn an additional bonus of up to twenty-five percent (25%) of their respective base salaries through sharing with other eligible executive officers twenty percent (20%) of the amount, if any, by which EBITDA, plus any acquisition costs incurred during 2015, of the Company exceeds the EBITDA target, after expensing the actual bonus amounts (including the additional bonus opportunity). Twenty percent (20%) of any such excess will be distributed pro-rata among the eligible executive officers, which includes Messrs. Rustand, Lindstrom, Fidgeon, Hicks and Schwarz, subject to a cap of twenty-five percent (25%) of each such individual’s base salary.

Under the equity-based program established by the Committee for 2015, or Long-Term Incentive Plan, as part of the mix of total targeted compensation that could be set for our executive officers, each of the executive officers is entitled to receive, upon approval by the Committee, equity-based awards under the 2006 Plan.

On March 18, 2015, the Committee awarded time vested restricted stock and PRSUs under the 2006 Plan as set forth in the table below:

Executive	Restricted Stock	Performance Restricted Stock Units
Rustand	3,271	13,085
Fidgeon	1,591	6,366
Hicks	1,211	4,843
Schwarz	2,210	8,841
Total	8,283	33,135

Of the total number of stock awards granted to the individuals above in 2015 under the 2006 Plan, the restricted stock and PRSUs each represented twenty percent (20%) and eighty percent (80%), respectively. The restricted stock will vest in three equal annual installments on the first, second and third anniversaries of the date of grant, provided that the recipient is employed by us on each vesting date.

Vesting of the PRSUs, is subject to performance-based conditions, as described below. Each vested PRSU will be settled through the issuance of a share of our company’s common stock. Vesting criteria for PRSU awards require employment with our company throughout the performance period through and including December 31, 2017 as well as achievement of the performance goal.

The number of PRSUs that vest and are settled in stock will be dependent on the achievement of return on equity (determined by the quotient resulting from dividing our audited consolidated net income for the performance period by our average stockholders’ equity), or ROE, targets established by the Committee for the performance period described below. The Committee has established threshold and target levels of ROE for the cumulative ROE achieved by our company for the period beginning January 1, 2015 and ending December 31, 2017. Stock represented by the PRSUs, if earned, will be issued on or between March 1, 2018 and March 15, 2018. The Committee will certify in writing the ROE level achieved for the performance period on March 1, 2018 or as soon thereafter as the Committee is provided with our audited financials, but in no event later than March 15, 2018 (such date referred to as the Settlement Date). In addition, such certification will occur immediately prior to the settlement.

The number of PRSUs corresponding to the ROE level achieved, if any, will be settled by issuing an equal number of shares of our common stock to each of the entitled individuals on the Settlement Date.

Stock Ownership Guidelines for Named Executive Officers

On January 13, 2012, the Compensation Committee amended the stock ownership guidelines for our Named Executive Officers. We believe that promoting stock ownership aligns the interests of our Named Executive Officers with those of our stockholders and provides strong motivation to build stockholder value. Under the amended stock ownership guidelines, our Chief Executive Officer is expected to own shares of our Common Stock with a value equal to three times his annual base salary and each of our other Named Executive Officers are expected to own shares of our Common Stock with a value equal to two times their respective annual base salaries.

Pursuant to the amended stock ownership guidelines, the following will count towards meeting the required holding level:

●	Shares held directly or indirectly;

●	Any restricted stock or stock units held under our Equity-Based Program (whether vested or unvested);

●	Shares owned jointly with or in trust for, their immediate family members residing in the same household; and,

●	Shares held through our Deferred Compensation Plan or Rabbi Trust Plan.

Compliance with the established holding level requirement as determined under the amended guidelines was required by December 31, 2014 or within five years of a person becoming a Named Executive Officer, whichever is later, and will be calculated and determined as of December 31 of each year. Once the ownership requirement has been achieved, the executive officers are free to sell shares of our Common Stock above the required holding level. In determining whether the executive meets the required holding level, the stock ownership guidelines were amended to require use of the greater of (a) the closing market share price as of the date an executive is granted or purchases such shares and (ii) the closing market share price on December 31 of the year the calculation is performed (or the last trading day of that year, if the markets are closed on December 31). In the event a Named Executive Officer does not achieve his holding level set forth above or thereafter sells shares of our Common Stock in violation of the stock ownership guidelines, the Board will consider all relevant facts and take such actions as it deems appropriate under the circumstances.

As of December 31, 2014, other than Mr. Schwarz, our Named Executive Officers have not been Named Executive Officers for more than five years. Based on the number of shares Mr. Schwarz held as of December 31, 2014, the Compensation Committee has determined that he is in compliance with these guidelines.

Hedging and Pledging Prohibition

We have a policy that prohibits employees and the Board from engaging in any hedging or monetization transactions, or other financial arrangements that establish a short position in our Common Stock or otherwise are designed to hedge or offset a decrease in market value. In addition, we have a policy that prohibits our executive officers and the Board from pledging our Common Stock as collateral for a loan or for a margin account.

Policy on Restitution

It is the Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.

Limitations on Compensation Tax Deduction

Under Section 162(m) of the Code, we may not take a tax deduction for compensation paid to any Named Executive Officer (other than our Chief Financial Officer) that exceeds $1 million in any year unless the compensation is “performance-based.” While the Compensation Committee endeavors to structure compensation so that we may take a tax deduction, it does not have a policy requiring that all compensation must be deductible and it may, from time to time, authorize compensation that is not tax deductible.

Compensation Committee Report

The Compensation Committee of the Board operates under a written charter and is comprised entirely of directors meeting the independence requirements of NASDAQ listing requirements. The Board established this committee to discharge the Board’s responsibilities relating to compensation of our Chief Executive Officer and each of our other executive officers. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the Chief Executive Officer and other executive officers.

The Compensation Committee has reviewed and discussed with Providence’s management the preceding section entitled “Compensation Discussion and Analysis.” Based on this review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report through filing of this proxy statement.

Compensation Committee

Richard Kerley (Chairperson)	Kristi L. Meints	Christopher Shackelton

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid by us for services rendered in all capacities to us and our subsidiaries during the fiscal years ended December 31, 2014, 2013 and 2012 to our Named Executive Officers, which group is comprised of (1) our Chief Executive Officer, (2) our Chief Financial Officer as of December 31, 2014, and (3) each of our three other most highly compensated executive officers employed on December 31, 2014:

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5)(6) ($)	Total ($)
Warren S. Rustand	2014	590,000	-	378,082	4,134,397	590,000	53,589	5,746,068
Chief Executive Officer	2013	633,619	123,238	205,281	-	386,329	44,357	1,392,824
	2012	89,250	-	-	159,827	-	2,370	251,447

Robert E. Wilson	2014	400,000	200,000	-	-	-	22,446	622,446
Chief Financial Officer	2013	400,000	200,000	-	-	-	30,383	630,383
	2012	50,000	-	-	410,691	-	3,922	464,613

Michael-Bryant Hicks	2014	345,962	-	143,732	-	344,896	24,126	858,716
Senior Vice President and General Counsel

Michael Fidgeon	2014	295,500	153,000	-	120,005	-	44,258	612,763
Chief Executive Officer of our Human Services segment

Herman M. Schwarz	2014	432,000	-	230,513	-	432,000	11,939	1,106,452
Chief Executive Officer of	2013	428,069	-	230,521	-	432,000	14,699	1,105,289
LogistiCare Solutions, LLC, our wholly-owned subsidiary	2012	418,000		742,745	-	41,800	22,443	1,224,988

___________________

(1)	Includes amounts contributed to our 401(k) Plan by each executive officer.

(2)

This column shows the aggregate grant date fair value of the restricted stock and PRSUs awarded in 2014, 2013 and 2012 in accordance with FASB ASC 718. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards Table” and “Outstanding Equity Awards” table. The grant date fair values have been determined based on the assumptions set forth in our Annual Reports on Form 10-K for the years ended December 31, 2014, 2013 and 2012 (Note 10, Stock-Based Compensation Arrangements). Each of the Named Executive Officers (except for Messrs. Rustand in 2012, Wilson in 2012, 2013 and 2014, and Fidgeon in 2014) were granted a number of PRSUs in 2014, 2013 and 2012 subject to certain performance conditions. The amounts included in this column for the PRSUs granted in 2014, 2013 and 2012 are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. The grant date fair value of the PRSU award granted in 2014 to each of Messrs. Rustand, Hicks and Schwarz assuming the maximum level of performance will be achieved totaled approximately $648,203, $247,850 and $397,438, however, amounts included in the table above reflect the threshold level of performance. Certain of the Named Executive Officers have received cash settlement for earned PRSUs granted in 2010 corresponding to the ROE level achieved by us for 2011 equal to 17.13%, which was between the Threshold and Maximum levels established by the Compensation Committee. Payment of the PRSU amounts was equally divided into three tranches corresponding to the required vesting period. Cash payments totaling $236,841 were made in three equal installments on March 12, 2012, March 15, 2013 and March 14, 2014 to Mr. Schwarz. Amounts paid are not reflected in the table above.

(3)

This column reflects the aggregate grant date fair value of options awarded in 2014 and 2012 in accordance with FASB ASC 718. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards Table” and “Outstanding Equity Awards” table. The grant date fair values have been determined based on the assumptions set forth in our Annual Reports on Form 10-K for the years ended December 31, 2014 and 2012 under the notes indicated above in note (2).

(4)	The amounts in this column reflect cash incentive awards made to the Named Executive Officers under the Annual Incentive Plan for 2014, 2013 and 2012.

(5)

We provide the Named Executive Officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are included in this column. For 2014, the amounts in this column include the following:

●

We paid health, dental, life and disability insurance premiums on behalf of Messrs. Rustand, Wilson, Fidgeon, Hicks and Schwarz, in the following amounts, respectively: $10,438, $17,468, $43,858, $9,888 and $8,284.

●	Matching contributions by us under our retirement savings plan were made on behalf of Messrs. Fidgeon, Hicks, and Schwarz in the amount of $400 each.

●

We paid insurance premiums under two insurance plans that we provided for Mr. Rustand with aggregate coverage of up to $3.1 million. We paid $43,151 in aggregate premiums on these policies on behalf of Mr. Rustand in 2014. In addition, we paid insurance premiums under separate insurance plan we provided for Mr. Hicks with coverage of up to $1,050,000. We paid premiums on this policy on behalf of Mr. Hicks in the amounts of $1,214 in 2014. We also paid life insurance premiums in the amount of $1,455 in 2014 for aggregate coverage of up to $1.0 million for Mr. Schwarz.

(6)     In addition to amounts disclosed in note (5) above, this column also includes the incremental value of perquisites for the Named Executive Officers detailed in the following table.

	Year	Travel (a) ($)	Relocation ($)	Legal Costs ($)

Robert E. Wilson	2014	4,978	–	–
Executive Vice President and Chief Financial Officer

Michael-Bryant Hicks	2014	–	12,624	–
Senior Vice President and General Counsel

Herman Schwarz	2014	–	–	1,800
Chief Executive Officer of Logisticare Solutions, LLC, our wholly-owned subsidiary

_________________

(a)

For the year ended December 31, 2014, we paid $4,978 for transportation and other travel related expenses for Mr. Wilson to commute to the corporate office. We value this benefit based on the actual cost incurred for Mr. Wilson to commute from his primary residence to our corporate office.

Grants of Plan Based Awards Table

The following Grants of Plan Based Awards table provides additional information about stock and option awards and non-equity incentive plan awards granted to the Named Executive Officers during the year ended December 31, 2014. The compensation plans under which the grants in the following table were made are described under the subheadings entitled “Determinations Made Regarding Executive Compensation for 2014 - Annual Incentive Cash Compensation” and “Determinations Made Regarding Executive Compensation for 2014 - Equity-Based Compensation” in the “Compensation Discussion and Analysis” section.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name (3)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards
Rustand
	(1)	-	442,500	590,000	-	-	-	-	-
	3/7/14	-	-	-	-	-	-	2,352	67,855
	5/21/14	-	-	-	-	-	-	2,351	94,181
	3/7/14	-	-	-	6,209	-	18,814	-	216,046
	9/11/14	-	-	-	-	-	-	200,000	4,134,397

Hicks
	(1)	-	258,185	344,247	-	-	-	-	-
	3/7/14	-	-	-	-	-	-	2,147	61,941
	3/7/14	-	-	-	2,835	-	8,591	-	81,791

Fidgeon
	12/15/2014	-	-	-	-	-	-	10,000	120,005

Schwarz
	(1)	-	324,000	432,000	-	-	-	-	-
	3/7/14	-	-	-	-	-	-	3,444	99,359
	3/7/14	-	-	-	4,546	-	13,776	-	131,154

(1)

Amounts represent the target (payment made if the EBITDA criteria are met for the fiscal year) and maximum payouts (payment made if the EBITDA criteria are exceeded for the fiscal year) under the Annual Incentive Plan for 2014. The actual amounts earned by the Named Executive Officers in 2014 under the Annual Incentive Plan are set forth under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Amounts represent the Threshold and Maximum number of units eligible to be earned related to the PRSUs granted to each of the Named Executive Officers in 2014. The units will be settled in shares of common stock. The grant date fair value of the award is consistent with estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718.

(3)

Mr. Wilson is not included in the table above as no compensation was granted to him under the 2014 Incentive Compensation Plan. Mr. Wilson’s 2014 bonus was based on the terms of his employment agreement subject to the Company reaching its EBITDA target.

(4)

The number of shares shown in this column represents restricted stock awards made to (1) the Named Executive Officers (other than Mr. Fidgeon) for 2014 under the Equity-Based Program (2) Mr. Rustand as a discretionary equity award and (3) Mr. Fidgeon as a discretionary equity award. The grant date fair value of each of these awards was calculated in accordance with the provisions of FASB ASC 718.

Employment Agreements with the Named Executive Officers

The following discussion and the discussion under the subheading below entitled “—Estimated Benefits Upon Termination or a Change in Control.” describe certain terms of the employment agreements with the Named Executive Officers.

Warren S. Rustand

Effective May 7, 2013, Mr. Rustand was appointed Chief Executive Officer and the Company entered into an employment agreement (“Rustand Employment Agreement”) with Mr. Rustand with a term through December 31, 2015. The Rustand Employment Agreement replaced a letter agreement that governed his employment as interim Chief Executive Officer, except for certain bonus provisions described below. Under the Rustand Employment Agreement, Mr. Rustand is entitled to an annual base salary of $590,000. In addition to an annual base salary during the term of the Rustand Employment Agreement, Mr. Rustand is eligible to participate in bonus plans or incentive compensation programs, if any, as may be in effect from time to time, at a level consistent with his position and with the Company’s then current policies and practices.

In addition, Mr. Rustand was eligible to participate in a bonus program whereby he was paid a pro-rata portion (based on the number of days during the fiscal year following May 7, 2013) of an amount equal to seventy-five percent (75%) of his annual base salary upon the achievement of a financial performance target set by the Board for 2013 and a pro-rata portion of an additional amount equal to a portion of a pool equal to twenty percent (20%) of the amount by which the Company exceeds such financial performance target for 2013 up to twenty-five (25%) of Mr. Rustand’s annual base salary. Additionally, Mr. Rustand was entitled to receive a bonus equal to fifty percent (50%) of his annualized based compensation specified under the prior letter agreement which was calculated, paid and pro-rated based on the number of days elapsed commencing January 1, 2013 and through May 7, 2013.

Per the Rustand Employment Agreement, the Company will maintain term life insurance on the life of Mr. Rustand for a period of five years. Mr. Rustand will have the absolute right to designate the beneficiaries under his the policy. The Company will pay the premium for the shorter of (i) the period of five years commencing on the later of (a) the Effective Date or (b) the date the insurance goes into effect or (ii) the period Mr. Rustand is employed by the Company. Premiums in respect thereof will thereafter be paid by Mr. Rustand.

Mr. Rustand is also eligible to receive certain severance benefits in the event he is terminated by the Company without Cause (as defined by the Rustand Employment Agreement) including if such termination occurs in connection with or following a Change in Control.

If the sum of any lump sum payments due to Mr. Rustand would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended), then such lump sum payment or other benefit due to Mr. Rustand will be reduced to the largest amount that will not result in receipt by him of a parachute payment.

The Rustand Employment Agreement contains restrictive covenants providing for Mr. Rustand’s non-competition, non-solicitation/non-piracy, non-disclosure and non-disparagement. The term of the non-competition and non-solicitation covenants is for a period that includes the term of the Rustand Employment Agreement, and for a period of two years after the Rustand Employment Agreement is terminated for any reason.

Robert E. Wilson

Effective September 13, 2013, Mr. Wilson entered into an Employment Agreement (“Wilson Employment Agreement”). The term of the Wilson Employment Agreement extended to December 31, 2014.

Mr. Wilson was entitled to an annual base salary of $400,000. In addition to the annual base salary during the term of the Wilson Employment Agreement, Mr. Wilson was eligible to receive an annual bonus in the amount of fifty percent (50%) of his base salary upon the achievement of one hundred percent (100%) of budgeted EBITDA performance for each of the 2013 and 2014 calendar years, as determined by the Board of Directors or the Compensation Committee of the Board.

Mr. Wilson participated in our life insurance policies that are open to all of our employees. Mr. Wilson had the absolute right to designate the beneficiaries under this policy. We would pay the premiums for a period commencing on the later of (a) the date of Mr. Wilson’s employment agreement or (b) the date the insurance went into effect and expiring on the earlier of (i) the five year anniversary of commencement or (ii) upon termination of Mr. Wilson’s employment with us, at which time the policy would lapse or Mr. Wilson would have the option to take over the policy.

Mr. Wilson was eligible to receive certain severance benefits in the event he was terminated by the Company without Cause (as such term is defined in the Wilson Employment Agreement), including if such termination occurred in connection with or following a Change in Control.

If the sum of any lump sum payments due to Mr. Wilson following a Change of Control would have constituted an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended), then such lump sum payment or other benefit due to Mr. Wilson would have been reduced to the largest amount that would not have resulted in receipt by him of a parachute payment.

The Wilson Employment Agreement contained non-competition, non-solicitation/non-piracy, non-disclosure and non-disparagement covenants. The non-competition and non-solicitation covenants applied during the term of the Wilson Employment Agreement and will apply for a period of two years after the Wilson Employment Agreement is terminated for any reason.

The Wilson Employment Agreement terminated upon Mr. Wilson’s separation with the Company, other than certain provisions related to non-competition, non-solicitation, non-piracy and non-disclosure, intellectual property and non-disparagement, which by their terms survive termination.

James Lindstrom

Effective January 26, 2015, Mr. Lindstrom was appointed Executive Vice President and Chief Financial Officer, and the Company entered into an employment agreement (“Lindstrom Employment Agreement”). The term of the Lindstrom Employment Agreement extends to December 31, 2016.

Mr. Lindstrom is entitled to an annual base salary of $550,000. In addition to the annual base salary during the term of the Lindstrom Employment Agreement, Mr. Lindstrom is eligible to receive an annual bonus in the amount of seventy-five percent (75%) of his base salary upon the achievement of one hundred percent (100%) of budgeted EBITDA performance for the 2015 calendar year, as determined by the Board of Directors or the Compensation Committee of the Board. Mr. Lindstrom is also entitled to earn an additional bonus of up to twenty-five percent (25%) of his base salary through sharing with other eligible executive officers twenty percent (20%) of the amount, if any, by which EBITDA of the Company exceeded the EBITDA target, after expensing the actual bonus amounts (including the additional bonus opportunity).

We will maintain term life insurance on the life of Mr. Lindstrom. Mr. Lindstrom has the absolute right to designate the beneficiaries under this respective policy. We will pay the premiums for a period commencing on the later of (a) the date of Mr. Lindstrom’s employment agreement or (b) the date the insurance goes into effect and expiring on the earlier of (i) the five year anniversary of commencement or (ii) upon termination of Mr. Lindstrom’s employment with us, at which time the policy would lapse or Mr. Lindstrom would have the option to take over the policy.

Mr. Lindstrom is eligible to receive certain severance benefits in the event he is terminated by the Company without Cause (as such term is defined in the Lindstrom Employment Agreement), including if such termination occurs in connection with or following a Change in Control.

If the sum of any lump sum payments due to Mr. Lindstrom following a Change of Control would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended), then such lump sum payment or other benefit due to Mr. Lindstrom will be reduced to the largest amount that will not result in receipt by him of a parachute payment.

The Lindstrom Employment Agreement contains non-competition, non-solicitation/non-piracy, non-disclosure and non-disparagement covenants. The non-competition and non-solicitation covenants apply during the term of the Lindstrom Employment Agreement and for a period of two years after the Lindstrom Employment Agreement is terminated for any reason.

Michael Fidgeon

During 2014, prior to his appointment as Chief Executive Officer of our Human Services segment, Mr. Fidgeon’s base salary was $306,000, and he was eligible to participate in a bonus program whereby he would be paid a portion of an amount equal to fifty percent (50%) of his annual base salary upon the achievement of one hundred percent (100%) of budgeted EBITDA performance, as determined by the Board of Directors or the Compensation Committee of the Board.

Effective January 5, 2015, Mr. Fidgeon was appointed Chief Executive Officer of our Human Services segment and the Company entered into a letter agreement (the “Fidgeon Offer Letter”) with Mr. Fidgeon. Under the Fidgeon Offer Letter, Mr. Fidgeon is entitled to an annual base salary of $360,000.

In addition, Mr. Fidgeon was eligible to participate in a bonus program whereby he would be paid an amount equal to fifty percent (50%) of his annual base salary upon the achievement of one hundred percent (100%) of budgeted EBITDA performance, as determined by the Board of Directors or the Compensation Committee of the Board.

Per the Fidgeon Offer Letter, he is eligible to receive certain severance benefits in an amount of no less than 12 months of his then salary in the event he is terminated by the Company without cause.

The Fidgeon Offer Letter contains restrictive covenants providing for Mr. Fidgeon’s non-competition, non-solicitation/non-piracy, non-disclosure and non-disparagement. The term of the non-competition and non-solicitation covenants is for a period that includes the term of the Fidgeon Offer Letter, and for a period of eighteen months after the Fidgeon Offer Letter is terminated for any reason.

Michael-Bryant Hicks

Effective January 6, 2014, Mr. Hicks was appointed Senior Vice President and General Counsel, and the Company entered into a letter agreement (the “Hicks Offer Letter”). Under the Hicks Offer Letter, Mr. Hicks is entitled to an annual base salary of $350,000. In addition to an annual base salary, Mr. Hicks is eligible to participate in bonus plans or incentive compensation programs, if any, as may be in effect from time to time, at a level consistent with his position and with the Company’s then current policies and practices.

In addition, Mr. Hicks was eligible to participate in a bonus program whereby he would be paid an amount equal to seventy-five percent (75%) of his annual base salary, measured on a similar basis to that of other senior executives. Mr. Hicks is also entitled to earn an additional bonus of up to twenty-five percent (25%) of his base salary through sharing with other eligible executive officers twenty percent (20%) of the amount, if any, by which EBITDA of the Company exceeded the EBITDA target, after expensing the actual bonus amounts (including the additional bonus opportunity).

Per the Hicks Offer Letter, Mr. Hicks is eligible to receive benefits on the same basis as others in the senior executive group, including life insurance and disability coverage.

Mr. Hicks is also eligible to receive certain severance benefits equal to two times his base salary in the event he is terminated by the Company without cause if such termination occurs in connection with or following a Change in Control.

Herman Schwarz

On March 24, 2014, we entered into a new employment agreement with Mr. Schwarz (the “Schwarz Employment Agreement”). The employment agreement with Mr. Schwarz commenced upon the expiration of the then existing employment agreement with him on March 22, 2014 and expires on March 21, 2016.

The Schwarz Employment Agreement has no automatic renewal. Among other things, the Schwarz Employment Agreement includes provisions for compensation and benefits (including term life insurance maintained by Providence for Mr. Schwarz’s benefit) and restrictive covenants as well as severance in the event of termination of employment under certain circumstances and a payment upon certain termination events in connection with or following a Change in Control (defined below). Details with respect to the severance and Change in Control provisions are set forth below under the subheading entitled “—Potential Payments Upon Termination or Change in Control.”

Mr. Schwarz is entitled to an annual base salary of $432,000. The annual base salary paid to Mr. Schwarz is reviewed at least annually by the Board and the Compensation Committee or other applicable committee of the Board in accordance with our compensation polices and guidelines and may be modified as a result of such review at the sole discretion of the Board and/or the Compensation Committee. Mr. Schwarz is also eligible to participate in a bonus program whereby he would be paid an amount equal to seventy-five percent (75%) of his annual base salary, measured on a similar basis to that of other senior executives. Mr. Schwarz is also entitled to earn an additional bonus of up to twenty-five percent (25%) of his base salary through sharing with other eligible executive officers twenty percent (20%) of the amount, if any, by which EBITDA of the Company exceeded the EBITDA target, after expensing the actual bonus amounts (including the additional bonus opportunity).

The Schwarz Employment Agreement contains restrictive covenants providing for Mr. Schwarz’s non-competition, non-solicitation/non-piracy and non-disclosure. The term of the non-competition and non-solicitation covenants is for a period that includes the term of the Schwarz Employment Agreement and for a period of 18 months after the Schwarz Employment Agreement is terminated for any reason.

2014 Annual Incentive Plan

Under the Annual Incentive Plan, as part of the mix of our Named Executive Officers’ total targeted compensation for 2014, each of the Named Executive Officers (except for Mr. Wilson and Mr. Fidgeon) was granted an opportunity to earn a portion of the incentive, or performance-based, cash bonus. Under the Annual Incentive Plan, the amount of the potential incentive cash bonus that may be earned by each of Messrs. Rustand, Hicks and Schwarz was targeted at seventy-five percent (75%) of his base salary. Messrs. Rustand, Hicks and Schwarz were also entitled to earn an additional bonus of up to twenty-five percent (25%) of their respective base salaries through sharing between them twenty percent (20%) of the amount, if any, by which EBITDA of the Company exceeds the EBITDA target, after expensing the actual bonus amounts (including the additional bonus opportunity). Twenty percent (20%) of any such excess was distributed pro-rata among Messrs. Rustand, Hicks and Schwarz, subject to a cap of twenty-five percent (25%) of each such individual’s base salary. Messrs. Rustand, Hicks and Schwarz received financial performance based incentive for 2014 totaling $590,000, $344,896 and $432,000, respectively. The compensation for Mr. Wilson was established in his employment agreement. Under the terms of his employment agreement, Mr. Wilson had the opportunity to receive an award in the amount of $200,000, or fifty percent (50%) of his base annual salary. Mr. Fidgeon did not participate in the 2014 Annual Incentive Plan. Additional information with respect to our Annual Incentive Plan is set forth earlier in this Executive Compensation section under the heading entitled “Compensation Discussion and Analysis — Determinations Made Regarding Executive Compensation for 2014—Annual Incentive Cash Compensation.”

Equity Arrangements

2006 Long-Term Incentive Plan

Our 2006 Plan is intended to advance our interests and that of our stockholders by providing for the grant of stock-based and other incentive awards to enhance our ability to attract and retain employees, directors, consultants, advisors and others who are in a position to make contributions to our success and any entity in which we own, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock as determined by aggregate voting rights or other voting interests and encourage such persons to take into account ours and our stockholders’ long-term interests through ownership of our Common Stock or securities with value tied to our Common Stock. To achieve this purpose, the 2006 Plan allows the flexibility to grant or award stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units including restricted stock units and performance awards to eligible persons.

In August 2012, the stockholders approved amendments to the 2006 Plan, which included, among other things, the adoption of a fungible share plan design, a prohibition on liberal share counting and a prohibition on the issuance of dividend equivalent rights with respect to appreciation awards or unearned performance awards all as set forth in the 2006 Plan, as amended.

The Compensation Committee considers several factors to determine the timing, amount and type of awards to grant under our 2006 Plan including the achievement of financial performance measures established by the Board, base salaries and non-equity incentive compensation, and, from time to time, surveys of compensation data for comparable companies prepared by a consultant.

Under the 2006 Plan, the Compensation Committee has broad discretion to grant or award stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units including restricted stock units and performance awards to eligible persons.

As of December 31, 2014, we had a total of 2,604,223 unissued shares of Common Stock under the 2006 Plan, including 1,542,971 shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock and PRSU awards.

2014 Annual Equity-Based Program

Under the Equity-Based Program, as part of the mix of total targeted compensation that was set for our Named Executive Officers for 2014, each of the Named Executive Officers (except for Messrs. Wilson and Fidgeon) was entitled to receive equity-based awards under the 2006 Plan equal in value to approximately $678,500, $309,822 and $496,800 for Messrs. Rustand, Hicks and Schwarz, respectively.

Additional information with respect to our Equity-Based Program is set forth earlier in this “Executive Compensation” section under the heading entitled “Compensation Discussion and Analysis — Determinations Made Regarding Executive Compensation for 2014 — Equity-Based Compensation.”

Outstanding Equity Awards at December 31, 2014

The following table reflects the equity awards granted by us to the Named Executive Officers outstanding at December 31, 2014:

	Option Awards (1)				Stock Awards		PRSU	Awards

Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisa- ble(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)(4)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(5)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(6)
Warren S. Rustand (7)
6/14/10	7,814	—	16.35	6/14/20	—	—	—	—
5/7/11	2,000	—	14.16	5/7/21	—	—	—	—
11/21/12	22,500	—	12.59	11/20/17	—	—	—	—
9/11/14	66,666	133,334	43.81	9/11/24
					10,447	380,689	12,454	453,831
Robert E. Wilson
11/21/12	45,000	—	12.59	11/20/17	—	—	—	—

Michael Fidgeon
4/16/11	1,001	—	13.94	4/16/21	—	—	—	—
12/15/14	—	10,000	36.27	(2)	—	—	—	—

Michael-Bryant Hicks
3/7/2014					2,147	78,237	2,835	103,308

Herman M. Schwarz
6/9/08	12,723	—	26.14	6/9/18	—	—	—	—
5/15/09	20,000	—	11.72	5/15/19	—	—	—	—
5/20/10	30,000	—	17.35	5/20/20	—	—	—	—
3/14/11	12,000	—	14.72	3/14/21	—	—	—	—
					19,670	716,775	11,639	424,141

(1)

On December 30, 2008, the Board, upon recommendation of the Compensation Committee, approved the acceleration of the vesting dates of all outstanding unvested stock options and restricted stock previously awarded to eligible directors, employees and consultants, including stock options and restricted stock awards granted to the Named Executive Officers effective December 30, 2008. All other terms of the stock options and restricted stock remained the same.

(2)

The options expire ten years from the date of grant (except for the options granted to Messrs. Rustand and Wilson, which expire five years from the date of grant, and the options granted to Mr. Fidgeon in 2014 which expire on the later of March 31, 2018 or the 30th trading day after December 31, 2017 that is not in a blackout period pursuant to the Company’s applicable insider trading policy). The options have an exercise price equal to the closing market price of our Common Stock on the date of grant. One-half of the unvested options granted to Mr. Rustand vest on June 30, 2015, and one-half vest on June 30, 2016. The unvested options granted to Mr. Fidgeon cliff vest on December 31, 2017.

(3)	Represents unvested restricted stock awards that vest as follows:

Award	Grant Date	Vesting
Restricted Stock	1/13/12	1/3 per year beginning on the anniversary of the grant
Restricted Stock	2/13/12	1/3 per year beginning on the anniversary of the grant
Restricted Stock	3/22/12	1/3 per year beginning on the anniversary of the grant
Restricted Stock	3/28/13	1/3 per year beginning on the anniversary of the grant
Restricted Stock	5/7/13	1/3 per year beginning on December 31, 2013
Restricted Stock	3/7/14	1/3 per year beginning on the anniversary of the grant
Restricted Stock	5/21/14	1/3 per year beginning on March 7, 2015

(4)	The market value of the unvested restricted stock awards was calculated using the closing market price of our Common Stock on December 31, 2014.

(5)	Represents unvested performance restricted stock units granted during 2013 and 2014, at the threshold performance level, that vest on December 31, 2015 and December 31, 2016, respectively.

(6)	The market value of the unvested performance restricted stock units was calculated using the closing market price of our Common Stock on December 31, 2014.

(7)	The outstanding equity awards for Mr. Rustand include awards granted to him as both a director and executive officer.

Option Exercises and Stock Vesting Table

The following table provides additional information about the value realized by the Named Executive Officers on option award exercises and stock and PRSU award vesting during the year ended December 31, 2014.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Warren S. Rustand (2)	40,000	700,821	7,961	254,573
Robert Wilson	15,000	422,741	-	-
Michael Fidgeon	26,000	548,404	-	-
Herman M. Schwarz	-	-	18,437	497,167

(1)	Excludes vested PRSUs that were settled in cash on March 14, 2014 as follows:

Name	Number of Shares Vested (#)	Value Realized Upon Settlement ($)
Herman M. Schwarz	5,116	78,947

(2)	The number of shares acquired on vesting and value realized on vesting for Mr. Rustand include awards granted to him as both a director and executive officer.

Non-qualified Deferred Compensation

We maintain a Deferred Compensation Plan for our eligible employees and independent contractors or a participating employer (as defined in the Deferred Compensation Plan). Under the Deferred Compensation Plan participants may defer all or a portion of their base salary, service bonus, performance-based compensation earned in a period of 12 months or more, commissions and, in the case of independent contractors, compensation reportable on Form 1099. The committee administering the Deferred Compensation Plan determines which investment alternatives are available under the Deferred Compensation Plan. Each participant’s account(s) is/are measured by reference to various investment alternatives available under the Deferred Compensation Plan from time to time as selected by the participant. A participant directs the committee as to which investment alternative he or she has selected to measure his or her deferred compensation account. Each account will be valued on each day securities are traded on a national stock exchange based upon the performance of the investment alternative(s) selected by the participant. Generally, a participant elects in the participation agreement whether to receive the vested balance of his or her deferred compensation account in a lump sum or installments. Installment payments will be made annually over up to either a two- or 15-year period as set forth in the plan. Distributions may be made upon separation from service, disability, death or a change in control. There may also be in-service distributions, education distributions, de minimis distributions and unforeseen events distributions as provided for in the Deferred Compensation Plan. Payment may be delayed to the extent permitted in accordance with regulations and guidance under Section 409A of the Code, and the rulings and regulations thereunder. The Company may terminate the Deferred Compensation Plan at any time. The Deferred Compensation Plan is unfunded and benefits are paid from our general assets.

We also maintain a Rabbi Trust Plan for highly compensated employees of our NET Services operating segment. Under the Rabbi Trust Plan, participants may defer up to ten percent (10%) of their base salary and all or a portion of their annual bonus. The amount of compensation to be deferred by each participant will be credited to the participant’s account and the value of the participant’s account will be determined in accordance with the Rabbi Trust Plan. The committee administering the Rabbi Trust Plan designates one or more investment alternative(s) solely as a method of calculating any earnings, gains, losses and other adjustments with respect to account balances credited to a participant’s account under the Rabbi Trust Plan. The account amount will be valued as of the close of business on the business day when the published or calculated value of the investment alternative(s) selected becomes effective generally, but not more frequently than once per business day. If the committee designates more than one investment alternative to measure the value of each account, a participant is required to select one or more investment alternatives to calculate the adjustments to be credited or debited to his or her account. Each participant’s account will be adjusted to reflect the investment performance of the selected investment alternative(s). No participant, beneficiary or heir shall have the right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable under the Rabbi Trust Plan. Distributions are made upon certain distribution events, as set forth in the Rabbi Trust Plan, such as disability, death, retirement or termination of employment. Payment of distribution, other than in connection with death or termination of employment prior to retirement, will be made in cash in either a lump sum or annually up to 10 years as selected by the participant. If a participant does not make an election, the distribution will be payable annually over three years. In the event of death prior to retirement or termination of employment, with or without cause, the distribution will be made in one lump sum payment. A participant has the right to apply to the committee for a hardship distribution in the event the participant incurs an unforeseeable emergency. Payment may be delayed to the extent permitted in accordance with regulations and guidance under Section 409A of the Code, and the rulings and regulations thereunder. The committee administering the Rabbi Trust Plan has the right to terminate the Plan. The Rabbi Trust Plan is unfunded and benefits are paid from our general assets under the Rabbi Trust Plan.

None of the Named Executive Officers have elected to participate in any of our deferred compensation plans.

Potential Payments Upon Termination or Change in Control

General

Each Named Executive Officer’s employment agreement, other than Mr. Hicks’ Offer Letter, provides for severance payments in the event of termination of employment under certain circumstances and, each Named Executive Officer’s employment agreement, other than Mr. Fidgeon’s Offer Letter, provides for a payment in the event of a Change in Control (none of which include excise tax gross-ups).

The receipt of the payments and benefits to the Named Executive Officers under the employment agreements are generally conditioned upon their complying with non-competition, non-solicitation/non-piracy and non-disclosure provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described therein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

The Compensation Committee considered certain legal and tax provisions, fairness to stockholders, tenure of each executive officer and general corporate practice to select the events that will trigger payments under the employment agreements noted below.

Severance Payments

Warren Rustand, Robert Wilson and James Lindstrom

Under their respective employment agreements, Messrs. Rustand, Wilson and Lindstrom would be eligible to receive a severance benefit, upon executing a general release in favor of us in the event of a termination of the executive officer by us without Cause (as defined below). In the case of Mr. Rustand, the severance payment would be equal to certain bonus payments and an amount equal to (I) the lesser of (A) Employee’s Base Salary that would have been paid from the date of effectiveness of such termination through the end of the Term or (B) Employee’s Base Salary in effect as of the date of effectiveness of such termination, or (II) if greater, at least six (6) months of Employee’s Base Salary in effect as of the date of effectiveness of such termination. In the case of Mr. Wilson, the severance payment would be equal to certain bonus payments and one hundred percent (100%) of his base salary through the end of the term. In the case of Mr. Lindstrom, the severance payment would be equal to certain bonus payments and the lesser of one hundred percent (100%) of his base salary through the end of the term, or fifty percent (50%) of the annual base salary.

Under the employment agreements with Messrs. Rustand, Wilson and Lindstrom, “Cause” is defined as:

●

Fraud or theft committed by the employee against us or any of our subsidiaries, affiliates, joint ventures and related organizations, including any entity managed by us (collectively referred to as “Affiliates”), or commission of a felony or any crime involving fraud or moral turpitude; or

●	Gross negligence of the employee or willful misconduct by the employee that results, in either case, in material economic or reputational harm to us or our Affiliates; or

●

Breach of any provision by the employee of the employment agreement or breach of any fiduciary duty or duty of loyalty owed to us or our Affiliates, or, in the case of Mr. Rustand, the Company’s shareholders; or

●

Conduct of the employee tending to bring us or our Affiliates into public disgrace or embarrassment, or which is reasonable likely to cause one or more of its customers or clients to cease doing business with, or reduce the amount of business with, the Company or its Affiliates; or

●

Neglect or refusal by the employee to perform duties or responsibilities as directed by us, the Board or any executive committee established by the Board, or violation by the employee of any express direction of any lawful rule or regulation established by us or the Board or any committee established by the Board which is consistent with the scope of the employee’s duties under the employment agreement, if such failure, refusal, or violation continues uncured for a period 10 days after written notice from us to the employee specifying the failure, refusal, or violation and our intention to terminate the employment agreement for Cause; or

●	Commission of any acts or omissions by the employee resulting in or intended to result in direct material personal gain to the employee at our or our Affiliates’ expense; or

●	Employee materially compromises our or our Affiliates’ trade secrets or other confidential and proprietary information.

Action or inaction by the employee is not considered “willful” unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in our or our Affiliates’ best interests, and does not include failure to act by reason of total or partial incapacity due to physical or mental illness.

Michael Fidgeon

Pursuant to the Fidgeon Offer Letter, Mr. Fidgeon will be eligible for severance payments in an amount equal to at least twelve months of Mr. Fidgeon’s then current base salary, minus appropriate withholdings, upon termination by the Company without cause.

Michael-Bryant Hicks

Pursuant to the Hicks Offer Letter, Mr. Hicks will be eligible for a lump sum payment, equal to two times Mr. Hicks’ then current base salary, on the same basis and terms as applicable to the Company’s senior executives, upon termination by the Company without cause following a change in control of the Company.

Herman Schwarz

Under the Schwarz Employment Agreement, Mr. Schwarz will be eligible to receive a severance benefit equal to one and one half times his base salary then in effect, upon executing a general release in favor of us in the event of a termination either by us without Cause, or by Mr. Schwarz for Good Reason (each as defined below).

Under the Schwarz Employment Agreement, “Cause” is defined as:

●

Fraud or theft committed by the employee against us or any of our subsidiaries, affiliates, joint ventures and related organizations, including any entity managed by us (collectively referred to as “Affiliates”), or commission of a felony; or

●	Gross negligence of the employee or willful misconduct by the employee that results, in either case, in material economic harm to us or our Affiliates; or

●

Breach of any provision by the employee of the Schwarz Employment Agreement or breach of any fiduciary duty or duty of loyalty owed to us or our Affiliates, if such breach continues uncured for a period 10 days after written notice from us to the employee specifying the failure, refusal, or violation and our intention to terminate the Schwarz Employment Agreement for Cause; or

●	Conduct of the employee tending to bring us or our Affiliates into public disgrace; or

●

Neglect or refusal by the employee to perform duties or responsibilities as directed by us, the Board or any executive committee established by the Board, or violation by the employee of any express direction of any lawful rule or regulation established by us or the Board or any committee established by the Board which is consistent with the scope of the employee’s duties under the Schwarz Employment Agreement, if such failure, refusal, or violation continues uncured for a period 10 days after written notice from us to the employee specifying the failure, refusal, or violation and our intention to terminate the Schwarz Employment Agreement for Cause; or

●	Commission of any acts or omissions by the employee resulting in or intended to result in direct material personal gain to the employee at our or our Affiliates’ expense; or

●	Employee materially compromises our or our Affiliates’ trade secrets or other confidential and proprietary information.

Cause does not include a bona fide disagreement over a corporate policy, so long as the employee does not willfully violate on a continuing basis specific written directions from the Board or any executive committee of the Board, which directions are consistent with the provisions of the Schwarz Employment Agreement. Action or inaction by the employee is not considered “willful” unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in our or our Affiliates’ best interests, and does not include failure to act by reason of total or partial incapacity due to physical or mental illness.

Under the Schwarz Employment Agreement, “Good Reason” is defined as:

●

The assignment to the employee by us of any duties inconsistent with the employee’s status with us or a substantial alteration in the nature or status of the employee’s responsibilities from those in effect on the effective date of the Schwarz Employment Agreement, or a reduction in the employee’s titles or offices as in effect on the effective date of the Schwarz Employment Agreement, except in connection with the termination of his employment for Cause or disability or as a result of the employee’s death, or by the employee other than for Good Reason, or our establishment of a new office to which the employee may be asked to report, or our hiring of a President or other officer which may result in the reassignment of some of the employee’s duties to someone in our employ below the level of the employee; or

●

A reduction by us in the employee’s base salary as in effect on the effective date of the Schwarz Employment Agreement or as the same may be increased from time to time during the term of the employment agreement; or

●	The relocation of the employee to one of our offices located outside of the greater metropolitan area of Atlanta, GA; or

●

Any material breach by us of a material term or provision contained in the Schwarz Employment Agreement, which breach is not cured within thirty (30) days following the receipt by the Board of written notice of such breach.

The table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to each of the Named Executive Officers employed by us as of December 31, 2014, under the employment agreements or offer letters, assuming that such agreement had been in effect and the termination circumstance occurred on December 31, 2014 and did not involve a Change in Control (as defined below):

Reason for Termination of Employment
Named Officer and Nature of Payment	Voluntary by Executive $	Termination by Us without Cause or Termination by Executive for Good Reason (2) $	Cause $	Death $	Disability $
Warren S. Rustand:
Total cash payment	–	1,180,000	–	–	–
Cost of continuation of benefits	–	–	–	–	–
Value of accelerated stock option and stock awards (1)	–	–	–	–	–
Total	–	1,180,000	–	–	–
Robert E. Wilson:
Total cash payment	–	200,000	–	–	–
Cost of continuation of benefits	–	–	–	–	–
Value of accelerated stock option and stock awards (1)	–	–	–	–	–
Total	–	200,000	–	–	–
Michael Fidgeon:
Total cash payment	–	–	–	–	–
Cost of continuation of benefits	–	–	–	–	–
Value of accelerated stock option and stock awards (1)	–	–	–	–	–
Total	–	–	–	–	–
Michael-Bryant Hicks:
Total cash payment	–	–	–	–	–
Cost of continuation of benefits	–	–	–	–	–
Value of accelerated stock option and stock awards (1)	–	–	–	–	–
Total	–	–	–	–	–
Herman M. Schwarz:
Total cash payment	–	648,000	–	–	–
Cost of continuation of benefits	–	–	–	–	–
Value of accelerated stock option and stock awards (1)	–	–	–	–	–
Total	–	648,000	–	–	–

_________________

(1)	Except for the equity-based awards granted to each Named Executive Officer in 2014, 2013 and 2012, all equity awards were vested at December 31, 2014.

(2)

Only the employment agreement with Mr. Schwarz provides for severance for termination by the executive for “Good Reason.” The employment agreements for Messrs. Rustand, Wilson, Fidgeon and Hicks do not provide for severance for termination by the executive for “Good Reason.”

Change in Control Payments

Certain payment provisions of the employment agreements, except the Fidgeon Offer Letter, are also triggered by a “Change in Control.” Under the employment agreements with Messrs. Rustand, Wilson, Lindstrom, and Schwarz, a “Change in Control” is defined as an event or events, in which:

●

any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than (i) us or our subsidiaries, (ii) any fiduciary holding securities under our employee benefit plan or our subsidiaries, or (iii) any company owned by our stockholders), is or becomes the “beneficial owner” of fifty percent (50%) (twenty-five percent (25%) in the case of Mr. Schwarz) or more of our voting outstanding securities;

●

we consummate (i) mergers or consolidations as more specifically described in the employment agreements, (ii) a liquidation or (iii) the sale or disposition of all or substantially all of our assets; or

●	in the case of Mr. Schwarz, a majority of our directors are replaced in certain circumstances during any period of two consecutive years.

The Schwarz Employment Agreement also addresses a change in control of more than fifty percent (50%) of the combined voting power of the outstanding securities of LogistiCare.

Messrs. Rustand’s and Wilson’s employment agreements entitle them to receive (i) the greater of (a) annual base salary through the end of the term of the employment agreement or (b) fifty percent (50%) of annual base salary, and (ii) a pro-rata portion of any bonus earned prior to termination if a Change in Control occurs during the agreement term and after such Change in Control but prior to the end of the term, they are terminated without Cause. Mr. Wilson stepped down from his position, effective as of January 14, 2015, and in accordance with the Employment and Separation Agreement dated February 2, 2015, Mr. Wilson is no longer entitled to this change of control benefit.

In the event of a Change in Control of the Company during the term of the Schwarz Employment Agreement, and prior to the 24 month anniversary of the consummation date of the Change in Control (i) we terminate the Mr. Schwarz’s employment without Cause, (ii) Mr. Schwarz terminates his employment for Good Reason, in lieu of any other amounts payable under the Schwarz Employment Agreement, or (iii) Mr. Schwarz’s agreement expires by its terms and we do not offer to renew the agreement for an additional term to expire no earlier than the 24 month anniversary of the consummation date of the Change in Control, Mr. Schwarz would receive a lump sum payment equal to two times the average of his annual W-2 compensation from us for the most recent five taxable years ending before the effective date of a Change in Control. The lump sum payment will be paid to Mr. Schwarz within ten days of his termination of employment following the Change in Control.

Upon a Change in Control each of Messrs. Rustand, Wilson, Lindstrom, Fidgeon, Hicks and Schwarz is entitled to an accelerated vesting and payment of stock options, restricted stock and target PRSU awards granted to that executive officer. However, if the sum of any lump payments, the value of any accelerated vesting of stock options and restricted stock awards, and the value of any other benefits payable to the executive officer, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such lump sum payment or other benefit will be reduced to the largest amount that will not result in receipt by the executive officer of a parachute payment. Mr. Wilson stepped down from his position, effective as of January 14, 2015, and in accordance with the Employment and Separation Agreement dated February 2, 2015, Mr. Wilson is no longer entitled to this change of control benefit.

The Fidgeon Offer Letter does not entitle Mr. Fidgeon to a change of control benefit.

The Hicks Offer Letter entitles Mr. Hicks to compensation equal to two times Mr. Hicks’ then applicable base salary, in a lump sum, on the same basis and terms as would be the case for senior executives of the Company.

The following table quantifies the estimated maximum amount of payments and benefits under the employment agreements, offer letters, and agreements relating to awards granted under our 2006 Plan to which the Named Executive Officers employed by us as of December 31, 2014 would have been entitled upon a Change in Control of our Company that occurred on December 31, 2014 and termination of employment.

Name	Change in Control Payment ($)	Value of Accelerated Vesting of Equity Awards ($)	Total Termination Benefits (1) ($)
Warren S. Rustand	1,180,000	1,408,787	2,588,787
Robert E. Wilson	400,000	–	400,000
Michael Fidgeon	–	72,481	72,481
Michael-Bryant Hicks	700,000	324,383	1,024,383
Herman M. Schwarz	871,677	1,320,672	2,192,349

__________________

(1)	No value has been assigned to any provisions of the employment agreements that remain in force following the Change in Control.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote, on a non-binding advisory basis, on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

The Compensation Committee has considered that the holders of over 99% of the votes cast at our 2014 annual meeting of stockholders on an advisory basis approved the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” above, our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page [•] for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our Named Executive Officers.

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives. The following are key characteristics of our executive compensation programs.

●	Our compensation programs are substantially tied into our key business objectives and the success of our stockholders.

●	A meaningful portion of the compensation we deliver to our executives is linked to our financial performance.

●	We maintain the highest level of corporate governance over our executive pay programs.

●

We periodically monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are consistent with market practices.

Our Compensation Committee has a long history of performance based pay practices and considers numerous factors when setting compensation for our Named Executive Officers including:

●	Budget to actual EBITDA, earnings per share and return on equity performance;

●	Goals and objectives set for each executive officer at the beginning of the year; and

●	Recommendations of an independent third party executive compensation consultant.

Performance based portions of our executive compensation for any given year are awarded primarily based on the respective prior year financial performance. Our annual incentive cash compensation and equity-based compensation programs are designed to be performance-based incentives requiring achievement of the financial targets noted above and individual performance goals set by the Board. For example, the award of equity-based compensation for fiscal year 2015 was granted to our Named Executive Officers in recognition of our financial performance for 2014 measured in terms of EBITDA, return on equity and total stockholder return.

Our Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review process, the Compensation Committee implemented a policy that requires, except in connection with unusual circumstances (such as new hires, promotions and acquisition activity) at least half of the equity-based compensation (based on the number of shares to be awarded under our annual equity-based program) awarded to our Named Executive Officers be performance based and measured over a multi-year performance period, beginning in 2012.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Company values the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board unanimously recommends that you vote “FOR” the compensation of our Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014 was the firm of KPMG LLP. The Audit Committee of the Board has selected KPMG as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2015.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of KPMG as our independent registered public accounting firm. If stockholders do not ratify the appointment, though it may nevertheless retain KPMG, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. In addition, even if the stockholders ratify the selection of KPMG, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

PROPOSAL 4 – NASDAQ STOCKHOLDER PROPOSAL

Stockholders are requested to approve a proposal to authorize, approve and ratify the issuance of the Preferred Stock to certain affiliates of our largest stockholder, Coliseum Capital Management, LLC (collectively, the “Investors”), in accordance with NASDAQ Listing Rule 5635(b), which requires shareholder approval for the issuance of securities when the issuance or potential issuance will result in a change of control of the Company (the “NASDAQ Stockholder Proposal”). We are not requesting stockholder approval of the transactions described below, or the authorization, issuance or modification of any securities.

Please note that the Preferred Stock that is held by the Investors and their affiliates by its terms can NOT be voted with respect to the NASDAQ Stockholder Proposal.

Background

The Acquisition of Matrix

On October 23, 2014, we acquired CCHN Group Holdings, Inc., the parent company of Community Care Health Network, Inc. (d/b/a Matrix Medical Network) (the “Matrix Acquisition”), pursuant to an Agreement and Plan of Merger, dated as of September 17, 2014 (the “Merger Agreement”).

Pursuant to the Merger Agreement, we paid at closing a purchase price comprised of a $360.0 million cash payment (before working capital adjustment) and the issuance of 946,723 shares of our Common Stock (with an aggregate value of $40.0 million, based on the closing price of our Common Stock on NASDAQ on September 17, 2014). The cash required to complete the Matrix Acquisition and fund certain related expenses was derived from (1) the cash proceeds from a new $250.0 million term loan, (2) the cash proceeds from approximately $23.4 million of borrowings under Providence’s existing revolving credit facility, (3) approximately $48.0 million of cash on hand and (4) the cash proceeds from the issuance of a 14.0% unsecured subordinated note in aggregate principal amount of $65.5 million (the “Note”) to the Investors. Christopher Shackelton, who serves as chairman of our board of directors, is also a Managing Partner at Coliseum Capital Management, LLC.

The Note had a maturity date of September 30, 2018 and accrued interest at a rate of 14.0% per annum, subject to additional penalty interest up to an aggregate of 18.5% per annum. Interest from the issuance date to, but excluding, the 120th day after the issuance date, was paid in cash in the amount of $3,014,795 on the date we issued the Note.

In connection with the Matrix Acquisition and the issuance of the Note, on October 23, 2014 we entered into a standby purchase agreement (the “Standby Purchase Agreement”) with the Investors, pursuant to which we agreed to complete a registered rights offering (the “Rights Offering”) within a certain period of time, allowing all of our existing Common Stock holders the non-transferrable right to purchase their pro rata share of $65.5 million of Preferred Stock at a price of $100.00 per share, and the Investors agreed to purchase, substantially simultaneously with the completion of the Rights Offering, in the aggregate, all of the available preferred stock not otherwise sold in the Rights Offering following the exercise of the subscription privileges of holders of our Common Stock. We also agreed that we would use the proceeds from the Rights Offering, including the proceeds from the Investors’ standby commitment, to repay the Note in full. As consideration for entering into the Standby Purchase Agreement, on October 23, 2014, we paid the Investors a fee of $2,947,000. In addition, the Investor had the additional right, exercisable within 30 days following the completion of the Rights Offering, to purchase additional preferred stock valued at $15.0 million at a price per share of $105 (the “Option”).

We commenced the Rights Offering on January 6, 2015, and on February 5, 2015, the Rights Offering expired. 130,884 shares of the Preferred Stock were sold in the Rights Offering, and the Investors purchased the remaining 524,116 shares of the Preferred Stock pursuant to the terms of the Standby Purchase Agreement. We closed the Rights Offering, and repaid the Note in full, on February 11, 2015. Additionally, on March 6, 2015, the Investors exercised the Option in full, and 150,000 additional shares of Preferred Stock were issued to the Investors on March 12, 2015.

Pursuant to the terms of the certificate of designations that governs the Preferred Stock (the “Certificate of Designations”), the Preferred Stock is convertible into shares of our Common Stock at an initial conversion price of $39.88 per share, which was the closing price of our Common Stock on October 22, 2014, the trading day before the completion of the Matrix Acquisition. We may pay noncumulative cash dividends on each share of Preferred Stock at a rate of five and one-half percent (5.5%) per annum on the liquidation preference (as defined herein) then in effect (a “cash dividend”). In the event we do not declare and pay a cash dividend, the liquidation preference on the Preferred Stock will be increased to an amount equal to the liquidation preference in effect at the start of the applicable dividend period, plus an amount equal to such then applicable liquidation preference multiplied by eight and one-half percent (8.5%) per annum (a “PIK dividend”). Additional detail relating to the terms of the Preferred Stock can be found in Annex A to this proxy statement.

We are authorized to issue 805,000 shares of Preferred Stock. After the exercise of the Option described above, all 805,000 authorized shares of Preferred Stock were, and continue to be as of the Record Date, outstanding.

NASDAQ Listing Rules

Because our Common Stock is listed on NASDAQ, we are subject to the NASDAQ Listing Rules. Under NASDAQ Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company.

At the time we commenced the Rights Offering, although we did not know how many shares of Preferred Stock would ultimately be issued to the Investors, the “PIK dividend” feature of the Preferred Stock could result in a change of control of the Company. Therefore, the terms of the Preferred Stock were structured so that, prior to receipt of approval of the NASDAQ Stockholder Proposal, the Preferred Stock beneficially owned by the Investors and any of their affiliates would not cause a change of control under the NASDAQ Listing Rules.

In particular, the Preferred Stock that is owned by the Investors and their affiliates:

(1)     may only be voted to the extent that the aggregate voting power of all of the our voting stock beneficially owned by the Investors does not exceed 19.99% of the aggregate voting power of all of our voting stock outstanding on the applicable record date for such vote,

(2)     may not be voted in connection with the NASDAQ Stockholder Proposal, and

(3)     may not be converted to the extent that after the conversion the Investors and their affiliates would beneficially own in excess of 19.99% of the outstanding Common Stock.

The restrictions above will be lifted only if the NASDAQ Stockholder Proposal is approved.

Further, no shares of Preferred Stock may be converted until the after the first stockholder vote with respect to the NASDAQ Stockholder Proposal.

As of the Record Date for the 2015 Annual Meeting, 805,000 shares of Preferred Stock were outstanding, which, on a fully converted basis, represented 2,018,556 shares of Common Stock, or approximately [—]% of the Common Stock outstanding as of the Record Date. As a result, if all of the shares of Preferred Stock were converted in to Common Stock, you would be diluted by approximately [—]%. In addition, as of the Record Date, the Investors held [—] shares of Preferred Stock, or approximately [—]% of what is currently outstanding. Assuming the Investors were able to convert all of their Preferred Stock into Common Stock, as of the Record Date, they would have held approximately [—]% of the total outstanding voting stock. Investors’ ownership of the Preferred Stock means that they can exercise greater control over the Company and matters put to a stockholder vote than they had prior to their acquisition of Preferred Stock.

What if the NASDAQ Stockholder Proposal is not Approved?

If the NASDAQ Stockholder Proposal is not approved by November 7, 2015, then, pursuant to the exchange agreement dated as of February 11, 2015, between the Company and the Investors, all of the Preferred Stock that the Investors acquired as part of the Rights Offering, pursuant to the Standby Purchase Agreement and as a result of the exercise of the Option will be immediately exchanged into a new series of preferred stock, which will be identical to (and will vote alongside) the existing Preferred Stock, except that the new series will pay cash dividends or PIK dividends at annual rates of 10.5% and 13.5%, respectively, instead of 5.5% and 8.5%, respectively. The Investors will continue to be able to vote and convert the Preferred Stock held by them, subject to the voting and conversion restrictions described above.

Accordingly, we will ask our stockholders to consider the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, authorize and ratify the issuance and sale of the Preferred Stock to the Investors and authorize each of the Investors to (a) vote and (b) convert into Common Stock all of the Preferred Stock beneficially owned by the Investors, each in accordance with the listing standards of The Nasdaq Stock Market (or any successor thereto or other trading market on which the Common Stock is listed), including Nasdaq Stock Market Rule 5635(b).”

Board Recommendation

The Board believes it is in the stockholders’ best interests to approve the NASDAQ Stockholder Proposal. In authorizing the issuance of the Note and the Preferred Stock to the Investors in the Rights Offering and through the Standby Purchase Agreement, our Board evaluated the financing structure of the Matrix Acquisition, and determined this structure was more favorable to the Company than other alternatives. The benefits included a lower cost of capital, lower interest burden and a higher level of financial flexibility moving forward. Additionally, if approval of the NASDAQ Stockholder Proposal is not obtained by November 7, 2015, then the annual Cash Dividend and PIK Dividend rates payable on the Preferred Stock held by the Investors will increase to 10.5% and 13.5%, respectively, through the exchange described above. Given the significant amount of Preferred Stock that is held by the Investors, the increased dividend rate would result in a significant cost to the Company.

The Board unanimously recommends that you vote “FOR” the adoption of the NASDAQ Stockholder Proposal.

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee of the Board consists of Messrs. Kerley and Shackelton and Ms. Meints. Ms. Meints is the Chairperson of the Audit Committee.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on the Company’s website at www.provcorp.com under “Investor Information”.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of Providence’s internal control over financial reporting as of December 31, 2014, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (1992). The Audit Committee has also reviewed and discussed with KPMG, the independent registered public accounting firm, its review and report on Providence’s internal control over financial reporting. Providence published these reports in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Audit Committee has reviewed and discussed with management and KPMG the audited consolidated financial statements of Providence for the fiscal year ended December 31, 2014. Management represented to the Audit Committee that Providence’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The Audit Committee also discussed with representatives of KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the confirming letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence from Providence.

Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements be included in Providence’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 16, 2015.

The Audit Committee

Kristi L. Meints (Chairperson)	Richard Kerley	Christopher Shackelton

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees of Independent Registered Public Accounting Firm

Fees for professional services provided by KPMG, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2014 and 2013 in each of the following categories were:

	Fiscal Year Ended December 31,
	2014	2013
Audit fees	$2,455,000	$1,096,212
Audit related fees	$5,000	$116,178
Tax fees	$729,000	$6,942
All other fees	$576,000	$63,346
Total	$3,765,000	$1,282,678

Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), the audit of the Company’s internal control over financial reporting, and other procedures normally required by the independent auditor in order to be able to form an opinion on the Company’s consolidated financial statements. The increase in audit fees in 2014, compared to 2013 is primarily attributable to additional services as a result of acquisitions. Other procedures included consultations relating to the audit or quarterly reviews, and services performed by KPMG in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

Audit Related Fees. Audit related fees consisted of amounts incurred for the stand alone audit of one of the Company’s subsidiaries.

Tax Fees. Tax fees consisted of amounts incurred for professional services rendered by KPMG for tax compliance and tax consulting in 2014 and 2013. New tax services rendered in 2014 related to international and domestic tax advice in the United Kingdom, tax compliance in Australia, and transfer pricing in the United Kingdom.

All Other Fees. Other fees consisted of fees incurred for services rendered by KPMG in 2014 and 2013 for the audit of information technology security and internal control over protected client health information related to our non-emergency transportation management services operating segment. New services included in this category in 2014 consisted primarily of due diligence.

The Audit Committee has considered and determined that the services provided by KPMG were compatible with KPMG maintaining their independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee pre-approved all of the foregoing services provided to the Company by KPMG in fiscal years 2014 and 2013.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Pursuant to the proxy rules promulgated under the Exchange Act, Company stockholders are notified that the deadline for providing the Company with timely notice of any stockholder proposal to be submitted within the Rule 14a-8 process for consideration at the Company’s Annual Meeting to be held in 2016 (the “2016 Annual Meeting”) will be [—], 2016.

Pursuant to the amended and restated bylaws, in order for a stockholder to bring a proposal (other than proposals sought to be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act) before, or make a nomination at, the 2016 Annual Meeting of stockholders, such stockholder must deliver a written notice of such proposal and/or nomination to, or it must be mailed and received by, the Company’s Corporate Secretary at the principal executive offices of the Company, located at 64 East Broadway Blvd., Tucson, Arizona 85701, no earlier than the close of business on [—], 2016, and not later than the close of business on [—], 2016. Stockholders are also advised to review the Company’s amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

As to all such matters which the Company does not have notice on or prior to [—], 2016, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2016 Annual Meeting to vote on such proposal.

OTHER MATTERS

On the date we filed this Proxy Statement with the SEC, the Board did not know of any other matter to be raised at the Annual Meeting. If any other matters properly come before our stockholders at this Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

ADDITIONAL INFORMATION

A copy of the Company’s 2014 Annual Report to Stockholders is being mailed to each stockholder with this Proxy Statement, which includes a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC, to the extent stockholders request them. The 2013 Annual Report to Stockholders is not a part of the proxy solicitation materials.

The Company files reports and other information with the SEC. Copies of these documents may be obtained at the SEC’s public reference room in Washington, D.C. The Company’s SEC filings are also available on the SEC’s web site at http://www.sec.gov. Stockholders may also request additional copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, except for exhibits to the report, without charge, by submitting a written request to the Company’s Corporate Secretary at 64 East Broadway Blvd., Tucson, Arizona 85701.

HOUSEHOLDING

In order to reduce printing costs and postage fees, the Company has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to stockholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of the Company’s annual report and proxy statement (to the extent stockholders request them), unless the Company receives contrary instructions from a street name holder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Company’s proxy statement and annual report at the same address, you may obtain additional copies by writing to the Company’s Corporate Secretary at 64 East Broadway Blvd., Tucson, Arizona 85701 or by calling (520) 747-6600. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting the Company in the same manner.

On behalf of the Board of Directors

_______________________________
Warren S. Rustand
Director and Chief Executive Officer

June [—], 2015
Tucson, Arizona

ANNEX A

SUMMARY OF THE TERMS
OF
THE PREFERRED STOCK

Note: capitalized terms not defined in this Annex A have the same meanings as they do in the accompanying proxy solicitation statement.

Dividends.

We may pay a noncumulative cash dividend on each share of the Preferred Stock when, as and if declared by our board of directors and permitted by the Delaware General Corporate Law (the “DGCL”), out of funds legally available for the payment of distributions, at a rate of five and one-half percent (5.5%) per annum on the liquidation preference then in effect. Following the issue date of the Preferred Stock, on or before the third (3rd) business day immediately preceding each fiscal quarter of the Company, we will determine our intention whether or not to pay a cash dividend with respect to that ensuing quarter and will give notice of our intention to each holder of Preferred Stock as soon as practicable thereafter.

In the event we do not declare and pay a cash dividend, the liquidation preference of the Preferred Stock will be increased to an amount equal to the liquidation preference in effect at the start of the applicable dividend period, plus an amount equal to such then applicable liquidation preference multiplied by eight and one-half percent (8.5%) per annum, computed on the basis of a 365-day year and the actual number of days elapsed from the start of the applicable dividend period to the applicable date of determination.

In the event that we shall, at any time, pay a dividend or make a distribution, whether in cash, in kind or other property on the outstanding shares of Common Stock (other than any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is Common Stock or ranks equal or junior to the Common Stock), we shall, at the same time, pay to each holder of Preferred Stock a dividend equal to the dividend that would have been payable to such holder if all (i.e., without regard to any restrictions on conversion at such time (including the Conversion Cap (as defined below))) of the shares of Preferred Stock beneficially owned by such holder had been converted into Common Stock immediately prior to the applicable record date for determining the stockholders eligible to receive such dividend or distribution.

Cash dividends shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a business day, in which event such dividends shall be payable on the next succeeding business day, without accrual to the actual payment date), commencing on the first calendar day of the first January, April, July or October following the date of original issuance of the Preferred Stock. If declared, cash dividends will begin to accrue on the first day of the applicable dividend period.

If applicable, the PIK dividend will accrue and be cumulative on the same schedule as set forth in the last sentence of the preceding paragraph with respect to cash dividends and will also be compounding at the applicable annual rate on each applicable subsequent dividend date. PIK dividends are paid upon the occurrence of a Liquidation Event (as defined below) and upon conversion or redemption of the Preferred Stock in accordance with the terms thereof.

Liquidation, Dissolution or Winding-up; Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Company and distribution of any assets of the Company to the holders of any stock or debt that is senior to the Preferred Stock, and before any distribution or payment shall be made to holders of any junior stock, each holder of Preferred Stock will be entitled to receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Preferred Stock equal to the liquidation preference. The liquidation preference is equal to $100.00, which preference may be adjusted from time to time as described above under the section entitled “—Dividends.” However, if, at any applicable date of determination of the liquidation preference, (i) any cash dividend has been declared but is unpaid or (ii) the Company has given notice (or failed to give such notice) of its intention to pay a cash dividend but such cash dividend has not yet been declared by the Company’s board of directors, then such cash dividends shall be deemed, for purposes of calculating the applicable liquidation preference, to be PIK dividends.

The occurrence of a change of control that would result if the Company either (1) merges or consolidates with or into any other person, another person merges with or into the Company, or the Company sells, leases, licenses, transfers, or otherwise disposes of all or substantially all of the assets of the Company to another person or (2) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property will be deemed a Liquidation Event under the certificate of designations (a “Deemed Liquidation Event”), unless such treatment is waived in writing by holders of a majority in voting power of the outstanding shares of the Preferred Stock, taken together and voting as a separate class (but not as separate series).

Voting.

Holders of shares of Preferred Stock will be entitled to vote with the holders of shares of Common Stock (and any other class or series that may similarly be entitled to vote with the holders of Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the holders of Common Stock, on an as-converted basis.

In the event of any such vote or action by written consent, each holder of shares of Preferred Stock will be entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the record date fixed for such vote or such written consent. However, prior to the receipt of the approval by the holders of Common Stock as may be required under the listing standards of The Nasdaq Stock Market, including Nasdaq Stock Market Rule 5635(b) (the “Stockholder Approval”), in connection with the transactions contemplated by the Standby Purchase Agreement and the issuance of the Preferred Stock, the Preferred Stock beneficially owned by the Investors or any of their respective affiliates may only be voted to the extent that the aggregate voting power of all of the Company’s voting stock that is beneficially owned by the Investors and their respective affiliates does not exceed 19.99% of the aggregate voting power of all of the Company’s voting stock outstanding on the applicable record date for determining stockholders who may vote with respect to any proposal (the “Voting Cap”). The Voting Cap will no longer apply to the Preferred Stock beneficially owned by the Investors or any of their respective affiliates upon the occurrence of certain events, including, for example, receipt of Stockholder Approval.

In addition to any other vote or consent required in the certificate of designations or by applicable law, unless waived in writing by holders of a majority in voting power of the outstanding shares of the Preferred Stock and shares of Series A-1 Preferred Stock, taken together and acting as a separate class (but not as separate series), the vote or written consent of the holders of a majority in voting power of the outstanding shares of the Preferred Stock and shares of Series A-1 Preferred Stock, taken together and voting as a separate class (but not as separate series), shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise): (i) any change, amendment, alteration or repeal (including as a result of a merger, consolidation, or other similar or extraordinary transaction) of any provisions of the certificate of incorporation or bylaws of the Company that amends or modifies, in a manner adverse to, in any material respect, the rights, preferences, privileges or voting powers of either the Preferred Stock or the Series A-1 Preferred Stock, except as permitted by the certificate of designations; (ii) any authorization, designation, recapitalization, whether by reclassification, by merger or otherwise, or issuance of any new class or series of stock or any other securities convertible into equity securities of the Company having rights, preferences or privileges senior to or on a parity with the Preferred Stock; (iii) subject to certain limited exceptions, any increase or decrease in the authorized number of shares of Preferred Stock or the Series A-1 Preferred Stock; (iv) any redemption, repurchase or other acquisition, or payment of dividends or other distributions, by the Company with respect to any securities of the Company that constitute junior stock, except as permitted by the certificate of designations; (v) the entry by the Company into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the Company from performing its obligations to the holders of Preferred Stock under the certificate of designations, the certificate of incorporation or otherwise; (vii) the entry by any Company subsidiary into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the payment of dividends or the making of distributions to the Company; or (vii) the issuance by the Company of equity or securities convertible into equity of the Company at a price that is more than 25% below fair market value of such equity or securities at the time of issuance thereof.

In addition, if at any time the Investors and their respective affiliates (including Coliseum) are the holders of record of more than 50% of the issued and outstanding shares of Preferred Stock and the Series A-1 Preferred Stock, taken together, the vote or written consent of a majority in voting power of the outstanding shares of the Preferred Stock and the Series A-1 Preferred Stock, taken together and voting as a separate class (but not as separate series), will be necessary for effecting or validating (i) any voluntary initiation of any liquidation, dissolution or winding up of the Company and (ii) any Deemed Liquidation Event.

Optional Conversion by Holders.

Prior to the stockholder meeting to seek the Stockholder Approval, none of the outstanding shares of Preferred Stock will be convertible into shares of our Common Stock. After such stockholder meeting any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of Preferred Stock being converted, plus cash in lieu of fractional shares.

If the Stockholder Approval is not obtained, then the Preferred Stock beneficially owned by the Investors and their respective affiliates may not be converted to the extent that after giving effect to such conversion, such Investors and their respective affiliates would beneficially own, in the aggregate, in excess of 19.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion (the “Conversion Cap”). The Conversion Cap will no longer apply to the Preferred Stock beneficially owned by the Investors or any of their respective affiliates upon the occurrence of certain events, including, for example, receipt of the Stockholder Approval.

Optional Conversion by the Company.

If, at any time following the third anniversary date of the issue date, the volume weighted average price of our Common Stock equals or exceeds two times the conversion price of the Preferred Stock for a period of 30 consecutive trading days, we may, at our option, require that any or all of the then outstanding shares of Preferred Stock be converted automatically into a number shares of Common Stock equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of Preferred Stock being converted, plus cash in lieu of any fractional shares. Notwithstanding the foregoing, the Company may not elect to exercise the foregoing option at any time during the period commencing on the date that the Company has made a public announcement that it has entered into a definitive agreement with respect to a transaction constituting a Deemed Liquidation Event and ending on the date that is the first to occur of (i) the consummation of such transaction and (ii) the date that the Company has made a public announcement that any such definitive agreement has been terminated.

Optional Special Dividend and Conversion on Certain Change of Control.

At the written election (including written notice to the Company) by holders of a majority in voting power of the outstanding shares of Preferred Stock and Series A-1 Preferred Stock, taken together as a separate class (but not as separate series), upon the occurrence of a change of control that would, subject to certain exceptions, result in any person (other than the Investors or any of their respective affiliates or a person acting as a group with the Investors or any of their respective affiliates) beneficially owning, directly or indirectly shares of the Company’s capital stock entitling such person to exercise 50% or more of the total voting power of all classes of voting stock of the Company (but solely in connection with a transaction that is a third party tender offer that is publicly disclosed and approved (or recommended to the stockholders of the Company)): (i) the Board shall, subject to applicable law, declare and the Corporation shall pay a special cash dividend (as such may be adjusted as described below, the “special dividend”) on each share of Preferred Stock and Series A-1 Preferred Stock, out of any funds that are legally available therefor (the “legally available funds”), in the amount of the liquidation preference per share then in effect with respect to the Preferred Stock and the liquidation preference then in effect with respect to the Series A-1 Preferred Stock, in each case pursuant to their respective certificates of designations governing such preferred stock; provided, however, that to the extent the legally available funds are not sufficient to pay the special dividend in full (the amount of such shortfall being referred to as a “funds shortfall”), the aggregate special dividend in respect of all shares of Preferred Stock and any special dividend applicable to parity stock shall be reduced to an aggregate amount equal to the legally available funds and the special dividend (as so reduced) and any applicable special dividend with respect to parity stock shall be paid to the holders of Preferred Stock and the holders of the parity stock in proportion to the full amounts to which the holders of the Preferred Stock and the holders of the parity stock would otherwise be entitled pursuant to the certificate of designations for the Preferred Stock and the certificate of designations (or other governing instrument) of the parity stock, respectively; and (ii) as of the payment date of the special dividend, all outstanding shares of Preferred Stock automatically will be converted (without further action) into a number of shares of Common Stock equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of Preferred Stock being converted, plus cash in lieu of fractional shares; provided; however, that for purposes of determining the conversion rate as applicable to such conversion, the aggregate liquidation preference on each share of Preferred Stock and the liquidation preference on each share of any applicable parity stock as provided in the certificate of designations (or other governing instrument) of such parity stock shall be increased by the funds shortfall applicable to each such share.

Conversion Rate and Conversion Price.

The conversion rate in effect at any applicable time for conversion of each share of Preferred Stock into Common Stock will be the quotient obtained by dividing the liquidation preference then in effect by the conversion price then in effect. The conversion price for the Preferred Stock will initially be $39.88 and is subject to adjustment from time to time upon the occurrence of certain events, including in the event of a stock split, a reverse stock split, or a dividend of Common Stock to our Common Stock holders, in each case as more fully described in the certificate of designations for the Preferred Stock.

No Fractional Shares.

If, upon conversion of the Preferred Stock, a holder would be entitled to receive a fractional interest in a share of our Common Stock, we will, upon conversion, pay in lieu of such fractional interest, cash in an amount equal to such fraction of a share multiplied by the Closing Price (as defined in the next sentence) of a share of Common Stock on the last trading day before the date on which shares of Common Stock are issued in connection with such conversion. The “Closing Price” means, on any particular date, (a) the last reported trade price per share of Common Stock on such date on Nasdaq (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no such price on such date, the closing bid price on Nasdaq on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c) if the Common Stock is not then listed or quoted for Nasdaq and if prices for the Common Stock are then reported in the “pink sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not publicly traded, the fair market value of a share of Common Stock as determined by our board of directors in good faith.

Rank.

The Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to our Common Stock and each other class or series of shares that we may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Preferred Stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution.

The Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank equally with the Series A-1 Preferred Stock and each other class or series of shares that we may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution.

The Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to each class or series of shares that we may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution. The Preferred Stock will also rank junior to our existing and future indebtedness.

Redemption at the Option of the Holder Upon Change of Control.

Upon the occurrence of a change of control (other than a change of control that would constitute a Deemed Liquidation Event (unless waived in writing by holders of a majority in voting power of the outstanding shares of the Preferred Stock and shares of Series A-1 Preferred Stock, taken together and voting as a separate class (but not as separate series) or the type of change of control described above under the section entitled “—Optional Special Dividend and Conversion on Certain Change of Control”) and subject to applicable law, each holder of shares of Preferred Stock that remain outstanding thereafter, if any, shall have the right to require us to redeem, in full, out of funds legally available therefor, by irrevocable written notice to us, all of such holder’s shares of Preferred Stock at a redemption price per share equal to the liquidation preference then in effect per share of Preferred Stock.

Redemption at the Option of the Company.

From and after the tenth anniversary of the original issuance of the Preferred Stock, we may redeem the outstanding Preferred Stock, in whole or in part, at a price per share equal to the liquidation preference then in effect per share of Preferred Stock.

Reorganizations, Mergers and Consolidations.

If at any time or from time to time after the issue date, there is a reorganization of the Company (other than in instances where the certificate of designations allows for any adjustment to the liquidation preference or the conversion price) or a merger or consolidation of the Company with or into another corporation (except a Deemed Liquidation Event that is not waived as provided in the certificate of designation), then, as a part of such reorganization, merger or consolidation, provision will be made so that the holders of such Preferred Stock will then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, merger or consolidation by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such reorganization, merger or consolidation, all subject to further adjustment as provided in the certificate of designation or with respect to such other securities or property by the terms thereof. The Company may not effect any such reorganization, merger or consolidation unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger has assumed by written instrument the obligations of the Company under the certificate of designations governing the Preferred Stock.

Series A-1 Preferred Stock

If we do not obtain the Stockholder Approval by the 270th day after the issuance date for the Preferred Stock, the shares of Preferred Stock beneficially owned by and the Investors and their respective affiliates that were acquired by them initially and directly (i) in the rights offering pursuant to the exercise of the relevant subscription rights, if any, (ii) pursuant to their respective obligations under the Standby Purchase Agreement to purchase unsubscribed shares, and (iii) if exercised, pursuant to the option to purchase an additional 150,000 shares of Preferred Stock at a price per share equal to 105% of the subscription price, will be exchanged automatically for shares of newly created Series A-1 Preferred Stock, which will be identical to the Preferred Stock we are offering in the rights offering, except that the Series A-1 of Preferred Stock will pay cash dividends at a rate of ten and one-half percent (10.5%) per annum and PIK dividends at a rate of thirteen and one-half percent (13.5%) per annum. The foregoing exchange of Preferred Stock for Series A-1 Preferred Stock will be completed pursuant to an exchange agreement that was entered into between the Investors and the Company concurrently with the closing of the rights offering.

In addition, upon the occurrence of (i) a transfer of any shares of Series A-1 Preferred Stock, other than a permitted transfer to affiliates of the holders of Series A-1 Preferred Stock or (ii) certain other events described in the certificate of designations for the Series A-1 Preferred Stock, including certain change of control events, then, in the case of clause (i) all such transferred shares of Series A-1 Preferred Stock, and in the case of clause (ii) all outstanding shares of Series A-1 Preferred Stock, automatically will be converted into a number of shares of Series A-1 Preferred Stock equal to the quotient obtained by dividing (A) the aggregate liquidation preference then in effect with respect to the applicable aggregate number of shares of Series A-1 Preferred Stock to be converted, by (B) the liquidation preference then in effect under the certificate of designations for the Series A-1 Preferred Stock with respect to a share of Series A-1 Preferred Stock, plus cash in lieu of fractional shares.